      As filed with the Securities and Exchange Commission on July 6, 1999

                                                    Registration No. 333-_______

--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                ---------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                               WAREFORCE.COM, INC.
                    (Name of business issuer in its charter)

                                ---------------

           Nevada                                5045                       87-0542988
(State or other jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)       Classification Code Number)       Identification No.)

                                ---------------

         2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245
                                 (310) 725-5555
                   (Address and telephone number of principal
                    executive offices and place of business)

                                ---------------

                                 Dan J. Ricketts
         2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245
                                 (310) 725-5555
            (Name, address and telephone number of agent for service)

                                ---------------

                                   Copies to:
                        Thomas G. Kimble & Van L. Butler
                          THOMAS G. KIMBLE & ASSOCIATES
                          311 South State Street, #440
                           Salt Lake City, Utah 84111
                                 (801) 531-0066

                                ---------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under SA, check the following box [X]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                             PROPOSED     PROPOSED
                                                              MAXIMUM      MAXIMUM
                                                  AMOUNT     OFFERING     AGGREGATE   AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE           TO BE      PRICE PER     OFFERING  REGISTRATION
REGISTERED                                      REGISTERED      UNIT        PRICE        FEE
-------------------------------------------------------------------------------------------------
Common Stock $.001 par value, to be sold by
Selling Shareholders ......................       971,448       $ 3.09* $ 3,001,774   $  834.49

Common Stock $.001 par value, underlying
Series A Warrants..........................     1,110,000       $ 6.00  $ 6,660,000   $1,851.48

Common Stock $.001 par value, underlying
Series B Warrants..........................     1,110,000       $ 7.00  $ 7,770,000   $2,160.06
                                                                        -----------   ---------
     TOTALS................................     3,191,448               $17,431,774   $4,846.03
                                                ---------               ===========   =========
=================================================================================================

* Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                               WAREFORCE.COM, INC.
          2,220,000 WARRANTS AND UNDERLYING SHARES OF COMMON STOCK AND
                       971,448 SELLING SHAREHOLDER SHARES

        Our company, Wareforce.com, Inc., has registered:

o 1,110,000 Series A Warrants and 1,110,000 Series B Warrants, to be distributed as soon as practicable after the date of this Prospectus, at no cost to our common stockholders of record as of July 13, 1998.

o 2,220,000 shares of $.001 par value common stock, to be sold upon exercise of the Warrants, at prices of $6.00 per share underlying Series A Warrants and $7.00 per share underlying Series B Warrants.

o 971,448 shares of our common stock held by various selling shareholders that may sell all or a potion of these shares in market transactions or negotiated transactions.

        Each Warrant you hold entitles you to purchase one share of our common stock, at any time until [the date three years from the date hereof], provided this Prospectus is still current or has been updated. Whether a current prospectus is in effect or not, we can call and redeem the Warrants for $.01 per Warrant, on 30 days notice, at any time after the date of this Prospectus.

        Prior to this offering, only a limited public market has existed for our common stock. You are not assured that such market will continue in the future. Our common stock is quoted on the NASD Electronic Bulletin Board under the Symbol "WFRC". The current bid price quotation is $3.06. We arbitrarily determined the exercise and redemption prices of the Warrants, which bear no relationship to assets, shareholders equity or any other objective criteria of value.

                                ---------------

YOU SHOULD NOT PURCHASE THESE SECURITIES IF YOU CANNOT AFFORD TO RISK THE LOSS OF YOUR ENTIRE INVESTMENT. INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS, SUCH AS THOSE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

                                ---------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
               SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY
                    OF THE PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

We will not receive any of the proceeds from the shares sold by our Selling Shareholders. Our Warrants are being distributed without cash consideration. The shares underlying the Warrants are being offered only to the holders of the Warrants, and will be sold by us without any underwriting discounts or other commissions. The offering price of the shares is payable in cash upon exercise of the Warrants. No minimum number of Warrants must be exercised, and no assurance exists that any Warrants will be exercised.

                The date of this Prospectus is ___________, 1999

TABLE OF CONTENTS                                                                         Page
-----------------                                                                         ----
PROSPECTUS SUMMARY ..........................................................................3

RISK FACTORS.................................................................................6

DILUTION....................................................................................13

SELECTED FINANCIAL DATA.....................................................................14

USE OF PROCEEDS.............................................................................15

MARKET INFORMATION & DIVIDEND POLICY........................................................16

MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................17

THE COMPANY.................................................................................26

AVAILABLE INFORMATION.......................................................................36

MANAGEMENT..................................................................................37

CERTAIN TRANSACTIONS........................................................................50

PRINCIPAL SHAREHOLDERS......................................................................52

DESCRIPTION OF SECURITIES...................................................................53

SELLING SHAREHOLDERS........................................................................56

PLAN OF DISTRIBUTION........................................................................57

LEGAL MATTERS...............................................................................59

EXPERTS.....................................................................................59

FINANCIAL STATEMENTS.......................................................................F-1

                               PROSPECTUS SUMMARY

        This summary highlights important information. As a summary, it is necessarily incomplete and does not contain all the information you should consider before investing. You should read the entire Prospectus carefully.

                                   OUR COMPANY

        Wareforce.com, Inc. (the Company) provides computer-related technical services, support, hardware and software that clients need to design, develop, manage and maintain their data processing and information systems. Our approach to the market for information technology is to be a diversified information technology (IT) organization and develop a complete single-source solution for all IT requirements. Since 1990, our revenues have grown from $2 million in 1990 to $88.9 million in 1998. Our client base exceeded 1,500 customers in 1998, and is composed of blue chip Fortune 1,000 corporations, state, county and local governments and educational institutions such as:

        o       Pacific Bell,

        o       Universal Studios,

        o       Atlantic Richfield (Arco),

        o       Boeing/Rocketdyne,

        o       State of Florida,

        o       Los Angeles County and

        o       University of California University School System.

        During 1998, we began implementing an electronic commerce and technical services acquisition strategy. In September 1998, we completed the acquisition of C.Y. Investment Inc. (CY) d/b/a Impres Technology (Impres) and d/b/a Advanced Optical Distribution (AOD), a technical services/ computer products firm with net revenues of $68 million in 1998. This doubled the size of our core business. In March 1999, we completed the purchase of the assets and assumed the liabilities of a second technical services firm, Kennsco, Inc. (Kennsco) that generated $18 million in net revenues in fiscal year 1998 from its operations in the Midwest and Florida. During 1998, we also launched our electronic commerce web site, offering over 140,000 computer products from more than 900 vendors. Our e-commerce web site enables customers' fast, efficient and cost-effective electronic procurement of technology products and services while streamlining the Company's internal operations and cost structure. In early 1999, we bolstered our web presence and electronic commerce offerings in online auctions and electronic commerce technology, primarily through our acquisition of 70% of uMember.com, Inc.

        Our principal executive office is at 2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245. Our telephone number is (310) 725-5555.

                                  THE OFFERING

Securities Offered .......   2,220,000 shares of our common stock, $.001 par value
                             underlying Series A and B Warrants.
                             971,448 shares of our common stock, $.001 par value being
                             sold by our Selling Shareholders.  See "Description of
                             Securities".

Offering Prices...........   $6.00 per share underlying Series A Warrants; $7.00 per
                             share underlying Series B Warrants. They can sell
                             these shares in the over-the-counter market or otherwise.
                             They may sell at market prices at the time of sale,
                             at prices related to the market price or at negotiated prices.

Plan of Distribution......   The shares underlying the Warrants will be offered and
                             sold without any discounts or other commissions, to the
                             holders of the Warrants, when they exercise them. The
                             shares of the selling stockholders can be sold in the
                             over-the-counter market or otherwise. They may sell at
                             market prices at the time of sale, at prices related to
                             the market price or at negotiated prices. See "Plan of
                             Distribution."

Use of Proceeds...........   We could receive as much as $14,430,000 from sale of the
                             2,220,000 shares of common stock issuable upon exercise
                             of Series A and B Warrants, if all Warrants are
                             exercised.  Any proceeds will be used generally to
                             provide additional working capital, but have not been
                             specifically allocated, since there is no assurance any
                             Warrants will be exercised. We will receive no proceeds
                             from the sell of the shares of the selling shareholders.

Transfer Agent............   Interwest Transfer Company, Inc., 1981 East 4800 South,
                             Suite 100, Salt Lake City, Utah 84117, phone (801)
                             272-9294.

Securities Outstanding....   We are authorized to issue up to 50,000,000 shares
                             of common stock, and 5,000,000 shares of Preferred
                             Stock in one or more series with such rights and
                             preferences as the board of directors may designate.
                             10,831,948 shares of common stock were issued and
                             outstanding as of May 30, 1999.  We have

                             reserved from authorized capital 2,220,000 shares of
                             common stock for issuance upon exercise of the Warrants.

Warrants..................   Each Warrant entitles the holder to purchase one share of
                             common stock at any time up until [the date three years
                             from the date hereof], provided this Prospectus is still
                             current or has been updated. Exercise prices are $6.00
                             per share for Series A Warrants and $7.00 per share for
                             Series B Warrants, subject to adjustment in certain
                             events. Whether a current prospectus is in effect or not,
                             we can call and redeem either or both series of the
                             Warrants for $.01 per Warrant on 30 days notice at any
                             time after the date of this Prospectus.  See "Description
                             of Securities - Series A and B Warrants."

Risk Factors..............   An investment in our Company is highly speculative.
                             Investors will suffer substantial dilution in the book
                             value per share of the common stock compared to the
                             purchase price.  If we do not receive substantial funds
                             from exercise of the Warrants, which is not assured, we
                             may require additional funding for which we have no
                             commitments. You should not invest if you cannot afford to risk loss of your entire investment.  See "Risk Factors."

                                  RISK FACTORS

        These securities involve a high degree of risk. You should carefully consider the following risk factors and all other information in this Prospectus before investing in our Company.

RISKS RELATED TO OUR FINANCIAL POSITION

        Net Operating Loss/Accumulated Deficit. During 1998, we incurred a net operating loss of $3,189,592 and had an accumulated deficit of $5,959,153 as of December 31, 1998. You have no assurance that our business will be profitable in the future. See footnote 1 to the 1998 audited Financial Statements.

        Dependence on Availability of Credit. We depend on availability of accounts receivable financing to obtain capital necessary to finance purchase of products we sell. To fill sales orders, we secure lines of credit collateralized by accounts receivable. This financing must be available on reasonable terms in amounts sufficient to maintain or increase sales volume. We are not assured that financing will be available to us in the future. If it is not, our financial position and operating results will be adversely affected. See "Results of Operations."

RISKS RELATED TO THE NATURE OF OUR BUSINESS

        Year 2000 Compliance. Computer systems, software packages, and microprocessor dependent equipment may cease to function or generate erroneous data when the year 2000 arrives. The problem affects systems or products that are programmed to accept a two-digit code in date code fields. To correctly identify the year 2000, a four-digit date code field will be required to be what is commonly termed "Year 2000 compliant." We may have exposure and risk if the systems on which we depend upon to conduct our day-to-day operations are not Year 2000 compliant. The potential areas of exposure include electronic data exchange systems operated by third parties with whom we transact business, certain products purchased from third parties for resale, and computers, software, telephone systems and other equipment we use internally. Because of Year 2000 risks, we have assessed our principal computer systems. We believe such systems for Wareforce Incorporated (Wareforce) and CY are Year 2000 compliant. We do not however believe that the principal computer systems of Kennsco are Year 2000 compliant. We are working to address this situation and believe it can be remedied by January 1, 2000 by replacing many of the desktop computers used by Kennsco as well as by switching their Help Desk dispatching system to the Year 2000 compliant dispatch system currently used by Wareforce and CY. We estimate the cost of taking these actions at between $50,000 and $100,000. However, we do not have a contingency plan in the event that any non-compliant critical systems are not remedied by January 1,

2000. We also have not formulated a timetable to create such contingency plan. In addition, we have not undertaken any systematic review of the Year 2000 compliance of either our customers or suppliers. However, based on public disclosures by our principal customers and principal suppliers, our management is of the opinion that these customers and suppliers will not be subject to business interruptions due to Year 2000 compliance issues which would in turn have a material prospect on our business operations. Given the nature and scope of our customer and supplier base and the unknowns associated with Year 2000 issues, no assurances can be given that our business will not be impacted in some way, material or otherwise, by Year 2000 issues. Additionally, as we resell computer products produced and published by others over which we have no control, we are not able to adequately determine if the products we resell are Year 2000 compliant. We are therefore unable to adequately evaluate what, if any, liability we might have due to our reselling products that may not be Year 2000 compliant. Any of these Year 2000 issues could have a material adverse effect on our business, financial condition and results of operations.

        Dependence on Growth of the Internet, Internet Infrastructure Development and Internet Commerce. We believe our success will depend in large part on our ability to compete on the Internet. The Internet is being increasingly used for retrieving, sharing and transferring information among manufacturers, distributors, resellers, retailers and end users, including corporate buyers and consumers of computers and computer products. We have only just begun to develop our capabilities to sell on the Internet by developing e-commerce systems and solutions. Critical issues remain unresolved concerning commercial use of the Internet. These include security, reliability, cost, easy access, quality of service and necessary increases in bandwidth availability. These issues are likely to affect the development of new and existing markets for our products. Demand for, and market acceptance of, commerce on the Internet are subject to a high level of uncertainty.

        Dependence on Suppliers. A key element of our past success and future business strategy involves retaining relationships and alliances with the world's largest manufacturers, aggregators and distributors of computer products. These alliances enable us to offer our customers a wide selection of products without us having to maintain large inventories. Almost all of our supply arrangements can be terminated with 30 days' notice or less. In many cases we must meet minimum purchase requirements. Certain products we sell are subject to manufacturer allocations. These allocations limit the amount of products available to us. We cannot assure you that our suppliers will continue to sell to us on favorable terms or at all. See "Business -- Suppliers."

        Risk of Declines in Inventory Value. To the extent we maintain inventories, we are subject to risks that the value of our inventory will be adversely affected by price reductions or technological changes affecting the usefulness or desirability of the products comprising our inventory. Some suppliers and distributors of microcomputer products protect companies from loss in value of inventory due to technological change or the supplier's price reductions, subject to certain conditions, but they do not protect us in all cases from declines in inventory value.

        Low Margin Business. Pricing in our industry is extremely competitive. We also have low gross margins because we rely on the inventory of our principal suppliers. See "Dependence on Suppliers". These factors make it unlikely that we will be able to substantially increase profit margins in our core business of reselling information technology products. Also, in order to attract larger customers, we have to offer volume discounts and limit marks-ups to these customers. At times we also sell certain products at or below cost to these customers. We attempt to make up any losses from these sales through rebates and incentives provided to us by product suppliers for these sales. We also try to improve our gross margins by offering customers value-added technical services. These services typically provide higher profit margins than we get from the sale of products. We also try to increase sales of products while trying to reduce operating costs as a percentage of sales so we can improve our net profit margins. We cannot guarantee that any of these strategies will be successful. See "Results of Operations" and "Business -- Strategy."

        Substantial Reliance on Key Customers. Our customer base is highly concentrated. In 1998, the top ten customers accounted for a substantial majority of net sales. Based upon history and relationships with current customers, we believe this will continue. None of our contracts or purchase orders guarantees any minimum purchases nor requires that purchases be made exclusively from us. We cannot assure you that our largest customers will continue to place orders with us, or guarantee that orders by them will continue at their previous levels. Our financial position and operating result will be seriously affected if our largest customers substantially reduce their orders with us. See "Results of Operations" and "Business -- Customers."

        Risk of Product Returns. Products may be returned because they are defective, they do not perform like the customer expected, the distributor made a shipping error or because of other causes outside of our control. Some of our suppliers have specific return policies that allow us to return certain goods for credit. Others do not allow us to return products. We bear the cost of the return if the supplier does not accept it. Any significant increase in the rate of returns or unwillingness by our suppliers to accept returns could adversely affect our financial position and operating results. In 1998 our returns as a percentage of our revenue was 5%. We believe that this percent is in line with industry averages. See "Results of Operations."

        Risks Associated with E-Commerce. Sales in our industry are increasingly being done on the Internet. We are attempting to keep pace by developing internal e-commerce capabilities to sell to our corporate, government and education customers. We are also attempting to sell to retail customers via the Internet by investing in companies such as uMember.com. We cannot assure you that we will be able to introduce new e-commerce solutions on a timely and cost-effective basis that keep pace with technological developments and emerging industry standards and address increasingly sophisticated customer requirements. We cannot assure you that, despite testing by our customers, and us, computer glitches and bugs will not be found after we introduce products. If we do find bugs, it might result in the loss of or delay in market acceptance of our solutions. If we introduce new e-commerce systems and enhancements that have reliability, quality or compatibility problems, we could experience reduced sales, service costs, and delays in collecting accounts receivable. We also cannot assure you that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these e-commerce systems.

        Internet Commerce Security Risks; Risk of Credit Card Fraud. A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We cannot assure you that our security measures will prevent security breaches. We also cannot assure you that our failure to prevent security breaches will not have a material adverse effect on our business, results of operations and financial condition. See "Business -- Technology" and "Business -- Systems Operations."

        Dependence on Management and Other Professionals. We believe that our past success was, and our future is, dependent on the services and efforts of our existing senior management and key personnel. The loss of any of our senior management could have a material adverse effect on our business, results of operations and financial condition. We have long-term employment agreement with most of our key personnel, see "Management". We carry $2,000,000 "key person" life insurance on Mr. Rechtman, which is pledged to our banks. In order to meet expected growth we believe that our future success depends upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, marketing, sales, computer, and information technology professionals, as well as customer service personnel. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting, assimilating or retaining the necessary personnel. Our failure to do so could have a material adverse effect on our business, results of operations and financial condition. See "Business -- Employees" and "Business -- Management."

        Risk of System Failure; Single Site. Our success is largely dependent upon our computer and communications hardware located at a leased facility in California. Our systems are vulnerable to telecommunication failure, computer viruses and similar disruptive problems as well as damage from natural causes. We have redundant systems but not multiple locations. We expect to add a fully redundant site outside of California within the next 12 months. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition. See "Business --Technology," and "Business -- Facilities."

        Control by Mr. Rechtman. Mr. Rechtman currently owns 55.0% of our outstanding shares of common stock. Accordingly, he may continue to be able to elect a portion of our directors and possibly determine the outcome of corporate actions requiring stockholder approval, regardless of how our other stockholders may vote. Such ownership of common stock may have the effect of delaying, deferring or preventing a change in our control. It may also adversely affect the voting and other rights of other holders of common stock. See "Management", "Principal Stockholders" and "Description of Capital Stock".

        Dividend Policy. It is our policy to retain our earnings, if any, for use in our business. We do not expect to pay any cash dividends in the foreseeable future. In addition, our ability to pay dividends is restricted by the terms of our Credit Line with Congress Financial Corp. (Western). See "Results of Operations -- Liquidity and Capital Resources" and "Dividend Policy."

RISKS RELATED TO THE OFFERING

        No Assurance of Warrant Exercise and No Escrow of Funds. We cannot assure you that any proceeds will be received from exercise of Warrants in this offering. Proceeds may not be sufficient to defray offering expenses. No minimum number of Warrants must be exercised and there is no escrow of funds. Any proceeds received will immediately be retained by us to be used in our business. In the event that any proceeds from this offering and our existing capital are not sufficient to enable us to develop and expand our business and generate a profit, we may need to seek additional financing from commercial lenders or other sources. This increases the risk to persons who do exercise their Warrants, because no assurance exists that additional Warrants will be exercised or that the Company will receive any further funding.

        Risks of Warrant Exercise. Exercising Warrant holders are not assured they will be able to sell their common stock in the future at a price that equals or exceeds their exercise price. In addition, there is no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Warrants.

        Outstanding Warrants, Options and Other Rights. In addition to the 1,110,000 Series A and 1,110,000 Series B Warrants, options are outstanding to purchase up to 1,000,000 shares of common stock under our Stock Option Plan. The holders of these options, warrants or rights have an opportunity during the term of such rights to profit from a rise in the market price of our common stock. This may dilute the interests of all other stockholders. The holders are likely to exercise them only if the then-prevailing market price exceeds their exercise price. If this occurs, it would likely be at a time when we would otherwise be able to obtain funds from the sale of our securities on terms more favorable than those provided by the options and warrants. Accordingly, we may find it more difficult to raise additional capital while the options and warrants are outstanding.

        Current Prospectus and Registration Required for Exercise. You will be able to exercise your Warrants only if the Prospectus is still current and the exercise is qualified or exempt under the laws of the state in which you reside. We intend to update this prospectus as necessary, but may not be able to do so when you wish to exercise. Whether a current Prospectus is in effect or not, we can redeem each Series of the Warrants for nominal consideration at any time after the date of this Prospectus. If redeemed when no current prospectus is in effect, you will have no opportunity to exercise your Warrants, but will have to accept the nominal redemption price. The value of your Warrants may be greatly diminished if the ability to exercise them is not maintained.

        Dilution. Warrant holders who exercise their Warrants to purchase the underlying shares of common stock will suffer substantial dilution in the purchase price compared to the net tangible book value per share immediately after the purchase. The exact amount of dilution will vary depending upon the Series of Warrants being exercised and the total number of Warrants exercised, and will be greater for the Series B Warrants. Also, the fewer Warrants exercised, the greater dilution will be with respect to the Warrants that are exercised. See "Dilution".

        Limited Liability of Management. Our Amended Articles of Incorporation and Bylaws limit the liability of Officers and Directors and require indemnification to the full extent permitted by law. Under Nevada law, officers and directors have no personal liability to a company or stockholders for monetary damages for breach of fiduciary duties as directors, except for breach of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. This substantially limits shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require us to indemnify them. See "Certain Transactions -- Conflicts of Interest".

        Potential Issuance of Additional Common and Preferred Stock. Our Corporation is authorized to issue up to 50,000,000 shares of common stock. To the extent of such authorization, our board of directors may, without seeking shareholder approval, issue additional shares of common stock for such consideration as they consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of the common stock. We are also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the board of directors. To the extent of such authorization, such designations may be made without shareholder approval. The designation and issuance of series of preferred stock creates additional securities which have dividend and liquidation preferences over the common stock. See "Description of Securities".

        Anti-Takeover Provisions. The Amended Certificate of Incorporation contains provisions that could be an impediment to a non-negotiated change in control of the Company, namely an ability, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with rights and preferences determined by the board of directors. These provisions could impede a non-negotiated change in control and thereby prevent stockholders from obtaining a premium for their stock. See "Description of Securities".

        Arbitrary Determination of Offering Price. We arbitrarily determined the exercise and redemption prices of the Warrants, which bear no relationship to assets, shareholders equity or any other objective criteria of value. The exercise prices were set at levels substantially in excess of prices recently paid for securities of the same class. In no event should the exercise prices be regarded as an indicator of any future market price of our securities.

        No Assurance of a Liquid Public Market for Securities. Although our common stock is quoted on the Electronic Bulletin Board maintained by the NASD, there has been no long-term established public trading market for our common stock. As a result, an investment in our common stock may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

        Shares Eligible for Future Sale. Of the 10,831,948 shares of our common stock outstanding prior to the exercise of any Warrants, 1,110,000 shares are currently freely tradeable, 971,448 being sold by the selling shareholders under this registration will be freely tradeable and approximately 8,080,500 will be eligible as of July 13, 1999 for public resale under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all the remaining shares of common stock presently outstanding are restricted or affiliate securities that are not presently, but may in the future be sold, pursuant to Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress market prices of the common stock in any such market. See "Shares Eligible for Future Sale".

        Applicability of Low Priced Stock Risk Disclosure Requirements. Our common stock is considered a low priced security under rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing and provide monthly account statements to the customer, and obtain specific written consent of the customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of such stocks compared to other securities.

                                    DILUTION

        Dilution is the difference between the Warrant exercise prices of $6.00 per share for Series A Warrants, or $7.00 per share for Series B Warrants, and the net tangible book value per share of the common stock immediately after its purchase. Net tangible book value per share is calculated by subtracting total liabilities from total assets less any intangible assets, and then dividing by the number of shares then outstanding. Based on the consolidated financial statements of the Company at March 31, 1999, net tangible book value of the Company, was $816,000 or approximately $0.08 per common share. Prior to the exercise of any Warrants, the Company has 10,831,948 shares of common stock outstanding.

        If all Series A Warrants are exercised (which is not assured), upon their exercise, but prior to exercise of any Series B Warrants or other outstanding options or stock rights, we would have 11,941,948 shares of common stock outstanding. Our estimated pro forma net tangible book value (which gives effect to receipt of the estimated net proceeds from such exercise and issuance of the underlying shares of common stock, but does not take into consideration any other changes in our net tangible book value subsequent to March 31, 1999), would then be $7,476,000 or approximately $0.63 per share. This would result in dilution to persons exercising Series A Warrants of $5.37 per share, or 89.5% of the exercise price of $6.00 per share. Net tangible book value per share would increase to the benefit of present stockholders from $0.08 prior to the offering to $0.63 after the offering, or an increase of $0.55 per share attributable to the exercise of the Series A Warrants. If, in addition, all Series B Warrants are exercised, we would have 13,051,948 shares of common stock outstanding (assuming no other changes). Our pro forma net tangible book value would then be $15,246,000 or approximately $1.17 per share. This would result in dilution to persons exercising Series B Warrants of $5.83 per share, or 83.3% from the exercise price of $7.00 per share. Net tangible book value per share would increase from $0.08 prior to the exercise of Series B Warrants to $1.17 afterwards, or an increase of $1.09 per share attributable to the exercise of the Series B Warrants.

        The following table sets forth the estimated net tangible book value ("NTBV") per share after exercise of each Series of the Warrants and the dilution to persons purchasing the underlying shares of common stock.

  Exercise of all Warrants of:          Series A only  Series B also
  ----------------------------          -------------  -------------
  Warrant exercise price/share              $6.00         $7.00
  NTBV/share prior to exercise               0.08          0.08
  Increase attributable to Warrant exercise  0.55          1.09
  Pro forma NTBV/share after exercise        0.63          1.17
  Dilution                                  $5.37         $5.83

        If less than all the Warrants of either Series are exercised, dilution to the exercising Warrant holders of each Series will be greater than the amount shown. The fewer Warrants exercised, the greater dilution will be.

                             SELECTED FINANCIAL DATA

(in thousands, except per share data)                     For the fiscal years ended December 31,
                                             ------------------------------------------------------------------
                                               1994          1995          1996           1997           1998
                                             --------      --------      --------       --------       --------
STATEMENT OF OPERATIONS DATA:
Net revenues                                 $ 27,402      $ 52,254      $ 88,510       $ 79,622       $ 88,894
Gross profit                                    3,285         5,654         7,475          7,157          8,757
Income (loss) from operations                     437           980          (139)           580         (2,568)
Net Income (loss)                                 234           391          (444)            62         (3,190)
Net Income (Loss) Per Common Share           $   0.03      $   0.06      $  (0.07)      $   0.01       $  (0.38)

Shares used to compute basic
and diluted net income (loss) per share         6,772         6,772         6,772          6,772          8,491

BALANCE SHEET DATA:

Cash and cash equivalents                    $    608      $  1,678      $  2,037       $    383       $    818
Working capital                                   236           981           (81)        (1,148)        (3,702)
Total assets                                    5,681        17,638        25,709         17,293         31,104
Total Liabilities                               5,039        16,641        25,127         16,653         27,510
Total stockholder's equity                   $    642      $    997      $    582       $    640       $  3,594

                                 USE OF PROCEEDS

        The net proceeds to us from sale of the shares of common stock underlying the Warrants at the exercise prices of $6.00 per Share for Series A Warrants and $7.00 per Share for Series B Warrants will vary depending upon the total number of Warrants exercised. If all Warrants were to be exercised (of which there is no assurance, nor any assurance that any Warrants will be exercised), we would receive gross proceeds of $6,660,000 from Series A Warrants and $7,770,000 from Series B Warrants, or aggregate gross proceeds of as much as $14,430,000. Regardless of the number of Warrants exercised, we expect to incur offering expenses estimated at $125,000 for legal, accounting, printing and other costs in connection with the offering. Inasmuch as there is no assurance all Warrants will be exercised nor any requirement that any minimum amount of the Warrants be exercised, there are no escrow provisions and any proceeds that are received will be immediately available to the Company to provide additional working capital to be used for general corporate purposes. Proceeds have not been specifically allocated, and the exact uses of the proceeds will depend on the amounts received and the timing of receipt.

                      MARKET INFORMATION & DIVIDEND POLICY

MARKET INFORMATION

        Our common stock has traded in the over-the-counter market on a limited and sporadic basis, and is quoted on the National Association of Securities Dealers, Inc. Electronic Bulletin Board under the symbol WFRC. The following table sets forth the high and low bid price quotations for each calendar quarter since we began trading in July 1998. We forward split our common stock on a 1.85 for 1 basis in July 1998. Quotations for periods prior to such split have been restated to reflect post split amounts throughout.

               Quarter Ended                          High Bid       Low Bid
               -------------                          --------       -------
               September 30, 1998                     $5 5/16        $3

               December 31, 1998                      $5             $2 5/8

               March 31, 1999                         $9 1/2         $6 1/4

               June 30, 1999                          $7 7/8         $3


        These prices represent interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. As of May 27, 1999, there were approximately 58 record holders of our common stock.

DIVIDEND POLICY

        We have not previously paid any cash dividends on common stock and do not anticipate or contemplate paying dividends on common stock in the foreseeable future. It is our present intention to utilize all available funds for the development of our business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law and those contained in our loan agreements with Congress Financial Corp. (Western). See "Management's Discussion and Analysis - Liquidity and Capital Resources". Under Nevada corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy outstanding liquidation preferences.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes included in this Prospectus.

        The financial statements referred to reflect the financial condition and operating results of Wareforce.com, Inc. (formerly known as Jolley Vending) since its acquisition of Wareforce Incorporated in July, 1998, through the year ended December 31, 1998, and of Wareforce Incorporated for periods prior to the acquisition. This discussion should not be construed to imply that the results discussed will necessarily continue into the future or that any conclusion reached will indicate our actual operating results in the future. This discussion represents only the best present assessment of our management. See "The Company - Background".

GENERAL

        Wareforce Incorporated was formed in 1985 and historically has sold computer products that held in inventory by distributors, aggregators and manufacturers of computers and computer products. We generally do not keep significant amounts of inventory. Our industry faces considerable pricing pressures. Given these pressures, we plan to continue to focus our sales efforts on Fortune 1000 companies and other large organizations. We believe these organizations offer growth opportunities for us to both vertically and horizontally sell and market computer products and services. During 1998, we began to implement both our electronic commerce and technical services acquisition strategies.

        During 1998 we launched our electronic commerce web site. This site enables customers' fast, efficient and cost-effective electronic procurement of technology products and services while streamlining our internal operations and cost structure. In early 1999, we increased our web presence and electronic offerings by acquiring 70% of uMember.com.

        As part of our technical services acquisition strategy, in September 1998, we completed the acquisition of CY. The acquisition of this technical services/computer products firm doubled the size of our core business. In March 1999, we completed the purchase of Kennsco, which is primarily a technical services firm. Kennsco generated $16.7 million in revenues in its 1998 fiscal year from operations in the Midwest and Florida. (As our Kennsco acquisition closed in the last week of March 1999, its results of operations will not be included in our results of operations until the second quarter of 1999.)

        The expansion of our product and services offerings represents new expanded undertakings for us. This expansion used a significant amount of resources in the past year and required a great deal of our management time. We expect future expansion to also utilize a significant amount of our financial and management resources. These undertakings cannot be supported with internally generated financing and will require additional outside funding. Because of this, we cannot assure you that we will be able to continue future funding of these ventures.

        In fiscal 1998, sales to the County of Los Angeles accounted for approximately 15.3% of our total sales and sales to the State of Florida accounted for approximately 11.5% in 1998. Based on history, we expect to continue to make a significant portion of our sales to one or more large customers. Our management believes that our horizontal and vertical strategy of expanding service offerings may yield higher margins from our large customers than product sales alone yield. However, our sales to high volume customers have historically been primarily product sales. Therefore, any significant increase in product sales to high volume customers may increase our overall net sales and/or our profitability but may also reduce our overall gross profit margins.

        Typically, we do not place an order with a supplier until we have received an order from a customer. Inventory is then drop-shipped by the supplier to either the customer or our distribution center located in Manhattan Beach, California. The supplier typically ships products within one to two days. Consequently, almost all of our revenues in a quarter result from orders received in that quarter. Although we do not maintain significant inventory, we record as inventory merchandise being configured as well as merchandise purchased from suppliers but not yet shipped to customers. As a result, we generally reflect ten to twelve days' cost of sales as inventory.

        We finance the purchase of computer products to fill sales orders through a line of credit which is collateralized by accounts receivable and inventory. Because the amount of credit available to the Company is dependent upon its accounts receivable and inventory balances, any delay in collection or deterioration of the quality of accounts receivable could adversely affect our ability to obtain necessary credit, as could economic trends in the computer industry, interest rate fluctuations and the lending policies of the Company's lenders, resulting in a material adverse effect on the Company's financial position and results of operations.

RESULTS OF OPERATIONS

               The following table shows our operating results as a percentage of net sales:

                                                                                                          Three Month's Ended
                                                                  Year Ended December 31,                      March 31,
                                            ---------------------------------------------------------     -------------------
                                             1994        1995        1996        1997        1998            1998       1999
                                            ------      ------      ------      ------      ------        --------    -------
STATEMENT OF OPERATIONS DATA:
      Consolidated
           Net Sales                         100.0%      100.0%      100.0%      100.0%      100.0%         100.0%      100.0%
           Cost of Goods Sold                 88.0        89.2        91.6        91.0        90.1           90.5        89.6
           Gross Profit                       12.0        10.8         8.4         9.0         9.9            9.5        10.4
           Selling, General &
            Administrative Expenses           10.4         8.9         8.6         8.3        12.7           12.8        11.9
           Income (Loss) from Operations       1.6         1.9        (0.2)        0.7        (2.9)          (3.3)       (1.4)
           Interest Expense                    0.3         0.7         0.6         0.6         0.6            0.6         0.5
           Other (Income) Expense             (0.1)       (0.1)       (0.1)        0.0         0.9            0.0         0.1

           Income Before Taxes                 1.4         1.2        (0.7)        0.1        (4.4)          (3.9)       (2.0)
           Provision for Income Taxes         (0.5)       (0.5)        0.2        (0.0)        0.8            1.6         0.0
           Net Income (Loss)                   0.9%        0.7%       (0.5)%       0.1%       (3.6)%         (2.3)%      (2.0)%

INTERIM PERIOD

Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998.

        Revenue. Our revenues increased 83.3% from $15.4 million for the three months ended March 31, 1998 to $28.2 million in the three months ended March 31, 1999. Of the $15.4 million increase, $14.5 million is attributable to the acquisition of CY in September 1998.

        Gross Profit. Total gross profit was 10.4% of revenues or $2.9 million for the three months of 1999, compared to $1.5 million or 9.5% of revenues for the same period in 1998. In dollar terms, total gross profit increased largely due to the recognition of additional revenues and gross profit in connection with our acquisition of CY in September 1998. Gross profit as percent of net revenues increased to 10.4% from 9.5% due in part to timing differences related to vendor rebates. In addition, the increasing percentage is due to our increased focus on technical services. These services generally command higher gross profit margins than product sales.

        Operating Expenses. Sales, marketing, and general and administrative (SG&A) expenditures were $3.3 million in the first three months of 1999, or 11.9% of net sales. This compares to SG&A of $2.0 million or 12.8% in the first three months of 1998. Of the $1.3 million increase quarter-over-quarter, $1.2 million is attributable to the acquisition and integration of CY.

        Since we acquired CY, our SG&A in absolute terms has increased significantly due to our expanded business. However, as a percentage of revenue, our SG&A has decreased due to economies of scale and the successful integration of the back-offices of CY and Wareforce Incorporated. As we expand operations via strategic acquisitions in the U.S. and abroad, we anticipate SG&A as a percentage of revenue to decline when compared to 1998. However, as we mentioned above, continued expansion will require additional funding from outside sources. We cannot guarantee that this funding will be available to us.

        Interest Expense. Interest Expense increased $48,000, or 51%, for the three months ended March 31, 1999 from $94,000 to $142,000. Although sales increased 83.3%, interest expense increased at a considerably smaller rate. Through the refinancing of our credit line with a more favorable interest rate in August 1998, a reduction in the prime rate and better cash flow management, we were able to minimize the rate of increase in interest expense when compared to the rate of increase in our sales. The interest rate on our line of credit is tied to the prime rate and can increase or decrease. An increase could have a material affect on our profitability. We currently do no hedge against interest rate increases. However, should we see unanticipated interest rate increases in the future, we may put into place a hedging strategy. We have historically not had, and currently do not have, significant amounts of long-term debt and therefore have not, and do not have, plans to hedge against market risks of our long-term debt.

FISCAL YEARS

Twelve Months Ended December 31, 1998 Compared to Twelve Months Ended December 31, 1997.

        Revenue. Our revenues increased 11.7% from $79.6 million for the twelve months ended December 31, 1997 to $88.9 million in the twelve months ended December 31, 1998. This increase was largely attributable to the acquisition of CY. However, as we acquired CY at the end of August 1998, our fiscal 1998 results only include the results of CY from September 1 - December 31, 1998. CY generated approximately $20.1 million in sales during this four-month period.

        Gross Profit. Total gross profit was 9.9% of revenues, or $8.8 million, for 1998, compared to $7.2 million, or 9.0%, of revenues in 1997. This increase is largely due to the recognition of additional revenues and gross profit in connection with our acquisition of CY. The gross profit as percent of net revenues increased to 9.9% from 9.0%. This is due in part to the increasing percentage of our net sales from higher margin technical services. These services often command gross profit margins of 25% to 40%, depending on the type of services performed. Gross profit also increased due to twelve months of contribution from our Education Advantage Division. This Division acts as a sales agent for Apple Computer and is paid a commission based on Apple's sales in the Division's five-state territory. This sales agent program began in May 1997. The Division's contract with Apple runs through December 31 of each year and is renewable at Apple's discretion.

        Operating Expenses. SG&A increased to $11.3 million, or 12.7% of sales in 1998 from $6.6 million, or 8.3% of sales in 1997, for an increase of $4.7 million. The majority of this increase, $2.7 million or 57%, is due to the acquisition and integration of CY. Another $1.0 million of the increase is due to our opening two new sales offices on the East Coast, see Facilities, and the hiring of sales representatives for sales to state and local governments. The majority of the remaining $1.0 million increase is due to us building up our e-commerce and technical services infrastructure to prepare for the expansion of our business through acquisitions and internal growth.

        Other expenses increased to $842,000 in 1998 from $7,000 in 1997 primarily due to one-time expenses associated with the raising of $6.0 million in financing for 1998.

        Net interest expense increased to $551,000 in 1998 from $491,000 in 1997, a $60,000, or 12%, increase. This increase was in keeping with a 12% increase in sales. The majority of interest expense was due to borrowing against our credit line used to purchase inventory.

FISCAL YEARS

Twelve Months Ended December 31, 1997 Compared to Twelve Months Ended December 31, 1996.

       Revenue. Wareforce Incorporated revenues decreased $8.9 million or 10.1% from $88.5 million for the twelve months ended December 31, 1996 to $ 79.6 million in the twelve months ended December 31, 1997. This decrease is due to the fact that while Los Angeles Micromart, Inc. d/b/a Personal Support Computers
(PSC) contributed $10.1 million to Wareforce Incorporated sales in 1996, it had no sales from PSC in 1997. PSC, an Apple Computer retail dealership, was purchased by Wareforce Incorporated in August 1995 and was sold by Wareforce Incorporated in November 1996. Without the operations of PSC, sales for Wareforce Incorporated grew from $78.4 million for the twelve months ended December 31, 1996 to $79.6 million for the twelve months ended December 31, 1997, an increase of 1.5%. This increase was primarily attributable to increased sales to its existing customers, including higher levels of sales attributable to software licenses.

       Gross Profit. Wareforce Incorporated's gross profit from sales decreased 4.3% from $7.5 million for the twelve months ended December 31, 1996 to $7.2 million in the twelve months ended December 31, 1997. However, its gross profit from PSC sales contributed $1.7 million for the twelve months ended December 31, 1996 at a gross profit percentage of 16.6%, prior to the reserves described below. Although the gross profit percentage was higher at PSC than those from Wareforce Incorporated's traditional corporate sales, PSC had higher SG&A expenses than Wareforce Incorporated's core corporate sales business. Therefore, it contributed a smaller percentage of operating profit than did corporate sales. Without PSC, Wareforce Incorporated's gross profit increased for the twelve months ended December 31, 1997 by 22.0% to $7.2 million for the period. This increase came about as it took advantage of opportunities to increase sales and increase margins through the sale of a broader range of products and value-added services such as asset management, help desk services and LAN/WAN design.

       As part of the accounting for the PSC asset sale its discontinuation of business, Wareforce Incorporated set up a reserve of $0.3 million. This was comprised primarily of discounts given on the sale of PSC's inventory, plus other costs associated with the asset sale and business discontinuation. This reserve reduced Wareforce Incorporated's overall gross profit margin to 8.4% for the period ended December 31, 1996.

       Operating Expenses. Wareforce Incorporated's SG&A attributable to sales decreased 4.3% from $6.9 million in the twelve months ended December 31, 1996 to $6.6 million in the twelve months ended December 31, 1997. As a percentage of sales, SG&A was 8.6% in 1996 and 8.3% in 1997. SG&A for PSC was $1.9 million for the twelve months ended December 31, 1996. As discussed above, the operations of PSC were discontinued in November 1996. Without PSC, SG&A increased from $5.0 million, or 6.4% of revenue for the twelve months ended December 31, 1996 to $6.6 million, or 8.3% of revenue for the period ended December 31, 1997. In 1997, Wareforce Incorporated significantly increased expenditures for new sales and new technical service personnel and added a significant number of personnel to support its sales agent contract with Apple.

        Interest expense decreased from $580,000 for the twelve months ended December 31, 1996 to $509,000 for the twelve months ended December 31, 1997. The lower interest expense in 1997 is due primarily to decreased borrowings as Wareforce Incorporated paid off a term loan it used to purchase PSC.

LIQUIDITY AND CAPITAL RESOURCES

        From inception through 1997, operations have been financed primarily through credit from vendors and manufacturers as well as from traditional revolving credit lines that are maintained with various financing companies. Beginning in 1998, we began obtaining outside financing through the private placements of convertible, subordinated debt and equity. In March 1998, we issued $6 million of 12% convertible, subordinated debentures. By June 1998 the debenture holders had converted their entire debentures into $6 million of equity. In early 1999, we raised an additional $2.4 million as part of a $4 million private equity offering. In consultation with the placement agent, we have agreed to postpone raising the remaining $1.6 million of this equity placement until more favorable market conditions exist for its placement. Currently, we have a $30.0 million line of credit that was obtained in late August 1998. This line replaced a $15 million line we had with another lender.

        For the year ended December 31, 1998, we had a working capital deficit of $3.7 million. Our management believes those funds on hand, funds available through our credit line and funds totaling $2.2 million from our recent private placement will be sufficient to fund our needs through at least March 31, 2000. We cannot assure you that we will obtain sufficient funds to execute our business plan or generate positive operating results. We anticipate that we will have negative cash flows for the foreseeable future as we aggressively seek additional mergers with, and acquisitions of, electronic commerce and technical services firms. We cannot assure you that we will not require additional funds over the next twelve months.

        The net cash flows we needed for operating activities totaled $0.4 million for the three-month period ended March 31, 1999. This resulted primarily from a net loss of $0.6 million for the period and a $0.2 million change in working capital. The working capital change was due to an increase in accounts payable and accrued expenses offset by a decrease in accounts receivable. The cash we needed for operations for the year ended December 31, 1998 was $1.7 million. This was primarily due a net loss of $3.2 million, which was offset by a decrease in other receivables and inventory and an increase in accounts payable.

        Net cash flows used in investing activities for the three-month period ended March 31, 1999 was $1.1 million. Investing activity for this period included $750,000 used for the purchase of the assets of Kennsco and $360,000 for the purchases of computer licenses and computer equipment for our internal use. A portion of this went for licenses to upgrade our internal systems to ones that are Year 2000 compliant. We also used some proceeds for the initial costs involved with our uMember.com acquisition. Net cash flows used in investing activities for the twelve-month period ended December 31, 1998 totaled $3.6 million. Investing activity for this period included $3.0 million for the purchase of CY and $640,000 for the purchase of equipment, primarily computer equipment for internal use. See "The Company - Kennsco Acquisition" and "The Company - uMember.com Acquisition".

        Net cash flows provided by financing activities for the three-month period ended March 31, 1999 was $1.4 million. The primary source of this financing activity was our $2.2 million equity placement offset by $0.8 million to reduce the our line of credit. Net cash flows provided by financing activities for the twelve-month period ended December 31, 1998 was $5.6 million. The primary source of this financing activity was the conversion into equity of our $6.0 million debenture issue. During 1998 we also lent $3 million of the proceeds from the equity conversion to Mr. Rechtman for him to acquire the shares of Wareforce then-held by Ms. Gabriel. See note 11 to the 1998 Financial Statements, "The Company - Background" and "Related Transactions".

        The actual level of borrowing capacity under our line of credit is based on the quantity and quality of our inventory and accounts receivable. Advances under the terms of credit line agreement are limited to the sum of 85% of eligible accounts receivable plus 75% of eligible inventory. Interest is payable at the finance company's prime rate (7.75% as of March 31, 1999) and may be raised to the prime rate plus two percent under certain conditions. It is also subject to certain covenants. Pursuant to the line of credit, we are required to maintain a financial covenant related to our loans to our officers. This covenant was amended in March 1999 with an effective date of December 31, 1998. As of March 31, 1999, we were in compliance with the amended covenant. The credit facility is secured by substantially all of our assets and is personally guaranteed by a majority stockholder of the Company in the amount of $1.5 million. Total outstanding borrowings under the revolving line of credit were $6.6 million as of March 31, 1999.

        The line of credit includes inventory financing through a third party. Advances under this flooring plan are based upon qualified inventory purchases and bear no interest for 30 days. Interest is charged at a rate of 1.5% per month for payments we make beyond the initial 30-day period. Typically, we settle our inventory flooring plan payments within the 30-day period.

        In March 1998, Wareforce Incorporated issued in aggregate $6.0 million of 12% subordinated, convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. Wareforce Incorporated paid approximately $900,000 to a third party in connection with raising these funds. During June 1998, the $6.0 million was converted into equity in exchange for 2.0 million shares of Wareforce Incorporated common stock. The proceeds of the debentures were used for the acquisition of CY, a loan to Mr. Rechtman to acquire the shares of Wareforce then-held by Ms. Gabriel, and general working capital purposes. See note 11 to the 1998 Financial Statements, "The Company - Background", "The Company - CY Acquisition" and "Related Transactions".

        In February 1999, we issued 600,000 restricted shares of our common stock in a private placement for $2.4 million. (These funds were part of a $4 million private placement. In consultation with the placement agent, our management decided to postpone the placement of the additional $1.6 million of this placement until more favorable market consist for its placement.) We paid approximately $250,000 to a third party in connection with raising these funds. The proceeds from this placement were used by us primarily to complete our asset purchase of Kennsco, funding start-up costs for uMember.com and general working capital purposes. See "The Company - Kennsco Acquisition".

        Many factors relating to obtaining financing are beyond our control. Any decrease or material limitation on the amount of borrowings available to us under our line of credit or other financing arrangement, such as floor plan financing provided by manufacturers and vendors, will adversely affect our ability to fill sales orders and/or increase our sales. It will also adversely affect our financial position and operating results. We cannot guarantee that our creditors will continue to extend credit to us in the amounts they currently do.

        We anticipate that we will need additional equity investments in the future to continue our acquisition strategy as well as to fund general working capital. There can be no assurance that such investments will be obtained. If they are not, we will be materially, negatively affected.

                                   THE COMPANY

OUR HISTORY AND DEVELOPMENT

        Wareforce.com, Inc., a Nevada corporation, is currently engaged in the business of providing information technology services. We were originally incorporated under the laws of the State of Nevada on June 27, 1995, under the name of Jolley Vending, Inc., to engage in the vending machine business. Jolley completed a public offering in late 1996 early 1997.

        In July 1998, we discontinued operations with respect to the vending machine business and then entered into an Agreement and Plan of Reorganization with Wareforce Incorporated pursuant to which the Company forward-split its common stock on a 1.85 for 1 basis, and then issued 9,025,000 post-split shares of its authorized but previously unissued common stock to acquire all the issued and outstanding stock of Wareforce in a stock for stock exchange. As part of the acquisition, we changed our name to Wareforce One, Inc. (which was subsequently changed to Wareforce.com, Inc. in January 1999) and declared a distribution of Series A and B Warrants, to be made as soon as practicable after the effective date of the registration statement of which this Prospectus is part, to the common stockholders of the Company, of record as of July 13, 1998, immediately prior to the acquisition. If all such Warrants get exercised, of which there is no assurance, we would raise an additional $14,430,000 of capital.

OUR BACKGROUND AND BUSINESS

        Wareforce Incorporated was originally incorporated in 1985 as a company to sell technology products, based in El Segundo, California, a suburb of Los Angeles. Mr. Rechtman and his then-wife Anita Gabriel assumed control of Wareforce Incorporated in 1990, with Mr. Rechtman serving as President and Ms. Gabriel as CEO. At that time, Wareforce Incorporated management set a goal of becoming a complete information technology (IT) solution provider by adding valuable certifications from leading hardware and peripherals manufacturers. Management also sought to develop a comprehensive IT services and support division. Revenues have grown at a compound annualized rate of 60%. Net revenues increased from $2 million in 1990 to $88.9 million in 1998 through both internal growth and, more recently, through acquisitions. From its founding in 1985 until its acquisition by Jolley in August 1998, Wareforce Incorporated was a privately held corporation and operated under the name of Wareforce Incorporated. Ms. Gabriel resigned all her positions with Wareforce Incorporated in February 1998 upon her sale of her shares in Wareforce Incorporated to Mr. Rechtman. See "Management" and "Related Transactions".

        On January 12, 1999, our board of directors approved the changing of our name from Wareforce One, Inc., to Wareforce.com, Inc. The move reflected our strategy to enhance our electronic commerce offerings by selling IT products via our web site as well as through traditional channels such as direct sales and over the telephone. We believe that our integrated electronic commerce offerings are fast and efficient and may reduce our customers' procurement costs. Our current Internet-based virtual computer products' warehouse represents 140,000 different products from over 900 industry-leading vendors. We expect to attract new customers to our electronic commerce procurement site as well as lower the costs of servicing existing clients by automating much of the purchase, status and invoicing processes.

        As a result of our September 1998 acquisition of CY and our March 1999 purchase of the assets of Kennsco, we currently have a sales presence in 31 U.S. cities and employ approximately 280 people. Wareforce.com would have had pro forma consolidated revenues of approximately $150 million in fiscal 1998 had the CY and Kennsco acquisitions been made on January 1, 1998.

GROWTH STRATEGY

        We intend to pursue additional acquisitions of IT services businesses and electronic commerce companies. We expect this to broaden our service offerings; add technical and sales personnel; increase our presence in existing markets; expand our reach into new geographic markets in the U.S. and Europe; improve our operating efficiencies through economies of scale; and cement strategic vendor and customer relationships. We cannot however, guarantee that we can find suitable acquisition candidates or that, if we do, we can acquire them on favorable terms.

CY ACQUISITION

        As part of management's strategy to aggressively grow technical services and increase its local market share in Southern California, the Company completed the strategic acquisition of CY in September of 1998. CY is a technical service and computer sales firm based in Los Angeles that generated revenues of approximately $64.5 million for the twelve months ending December 31, 1998. This marks a 14.5% growth rate from 1997 when their sales volume reached $56.3 million. CY brings the Company a large, complimentary customer base, an enhanced presence in the government and corporate market segments, expanded technical service offerings, and experienced sales, technical and professional staff. CY customers include: Los Angeles County, Universal Studios and Arco. CY was operationally integrated into Wareforce.com in January 1999. The integration resulted in the elimination of approximately 40 redundant staffing positions. In a move to simplify its operational structure and take advantage of a single brand name, we plan to formally dissolve CY into Wareforce in the third or fourth quarter of 1999.

uMEMBER.COM ACQUISITION

        In early 1999, we acquired 70% of the common stock of uMember.com, a membership-based electronic shopping and auction Internet destination web site. The terms of our acquisition required us to issue 30,000 restricted shares of our common stock to the four founders of uMember.com as well require us to fund $1.0 million of uMember.com's initial operations and development costs. We are currently attempting to raise this $1.0 million. We cannot assure you that we will be able to do. If we cannot, the operations of umember.com will be materially, adversely affected. Umember.com expects to complete development of its site in the fourth quarter of 1999. We believe that the concept of uMember.com is unique to the on-line sales and auction sites currently operating on the Internet today as it plans to draw its customers from the employees of Wareforce.com's existing corporate, government and education customers rather than competing for customers through traditional mass advertising.Wareforce.com will continue to service its clients at the corporate level, while the uMember.com Internet destination is intended to tap into sales to the employees of Wareforce.com's existing customer base, an as-yet untapped source of revenue. We believe that many of our customers, some of whom employ 10,000 or more employees, would take advantage of the ability to offer uMember.com membership as a cost-free benefit to their employees. All of our existing accounts, including such large accounts as Northrop Grumman Corp., NASA, TRW Inc., the University of California school system, The Walt Disney Co., Universal Studios, Inc., the National Association of Counties, the governments of the State of Florida and the County of Los Angeles are potential participants in this unique marketing strategy. Membership will also be offered to groups and associations (such as the National Credit Union Association) that are registered directly by uMember.com's sales force. By leveraging Wareforce.com's existing customer base alone, an estimated 3-5 million employees may be eligible to join the uMember.com Internet sales and auction network.

        uMember.com expects its members to benefit from volume discounts negotiated with manufacturers and service providers. It expects to offer consumer products and services for sale and auction ranging from computers, consumer electronics and jewelry to travel and personal financial services. uMember.com expects prices to be competitive with those of uBid.com, Onsale.com and other online suppliers. We expect revenues from the uMember.com venture to be generated through advertising, marketing development funds provided by product vendors, transaction fees and online sales. In March 1999, Wareforce.com entered into a Letter of Intent to acquire, subject to certain conditions, on behalf of itself and uMember.com, the technology and methodology employed by Bid On Line Sourcing Ltd. ("BOL"), an Israeli-based company. The terms of this Letter of Intent call for Wareforce.com to purchase 19.9% of BOL for BOL's Reverse Approach Real-Time ("RAR") search engine technology. The Letter of Intent called for due diligence to be complete within 60 days from the date of its initiation. As our due diligence is not yet complete, we anticipate extending this 60-day period. However, there is no guarantee that such an extension will be granted. If it does not, we cannot guarantee that the BOL technology will be available to uMember.com and us. If it is not, we do not anticipate a material effect on the business of uMember.com or us.

        uMember.com plans to make an initial public offering in late 1999 or early 2000. Our board has also discussed the possibility of distributing all or a portion of the shares we hold in uMember.com to our shareholders in a tax-free distribution at some point either immediately before or after such an initial public offering. However, uMember.com has not yet entered into any negotiations with any underwriters for such a public offering and there is no guarantee that one will occur, or should one occur, that it will be successful. Also, our board has not yet made a final determination of such as to such a share distribution nor has our independent auditors advised us on the tax and accounting consequences of such a distribution, should one occur.

KENNSCO ACQUISITION

        In March 1999, we completed the asset purchase and assumption of liabilities of Kennsco, a $16 million technical services company. The purchase consisted of a combination of $750,000 in cash, a $250,000 note payable in common stock and the assumption of approximately $3,659,000 in liabilities. Kennsco, based in Minneapolis, Minnesota, held technical service contracts in Florida, Minnesota, Illinois and seven other Midwestern states and employed approximately 90 professionals company-wide. Virtually all Kennsco contracts have been assigned to, or assumed by, the Company. We also hired virtually all of Kennsco's employees. The acquisition greatly expands our sales and service offerings in Florida, where we hold an exclusive Microsoft Select product contract for government and higher education users. It also strengthens our Midwestern presence as a technical service provider and enhances our ability to provide nationwide technical services and support to our customers' field offices throughout the U.S. The transaction also gives us ownership of Kennsco's Leasing Division, which expands our ability to lease computer equipment directly to end-users. Kennsco currently operates as a division of Wareforce under the name Kennsco Technical Services. In an effort to simplify its operations and take advantage of a single brand name, the Company plans to discontinue the use of the Kennsco trade name in late 1999.

OTHER

        We have verbally agreed to a joint venture agreement as part of two-step process to acquire privately held CampaNova GmbH of Frankfurt, Germany. CampaNova provides business-to-business and business-to-consumer E-commerce solutions to the German market. We expect the purchase of CampaNova to take place in late 1999. We cannot guarantee however that this acquisition will occur or that the joint venture or acquisition will be successful or, if it is not, that it will not materially impact our financial condition. We also, from time to time, are in discussions with various other entities concerning joint ventures and acquisitions. We cannot guarantee that any of these will come to fruition or that if they do, that they will be successful.

CUSTOMERS

        In fiscal year 1998, we had a customer base of over 1,500 active customers. Many clients have been active customers for three or more years. In addition, many of these customers have numerous departments, divisions and end users. They are usually authorized to make independent purchase decisions and to establish discrete, billable accounts. For example, Wareforce.com serves over 50 different operating departments within Los Angeles County alone. A sample list of customers include: SBC Communications Inc. (Pacific Bell), Universal Studios, Inc., LA Cellular, Arco, The Boeing Company, the State of California, the State of Florida, Los Angeles County and the University of California University school system. In certain instances, Wareforce.com has exclusive or limited competition sales contracts with customers that generally cover the procurement of products and services over a one-to-three year period and may contain one or more one-year renewals. These contracts are subject to the customers' rights to terminate the contract upon notice. Payment terms with substantially all of our customers are net 30 days. Although customer arrangements vary, we generally give customers return (for credit or, in limited cases, refunds) and exchange privileges. These are usually limited to 20 calendar days for stock hardware and software products and defective or damaged products.

        Only one customer, Los Angeles County, represented greater than 10% of our net revenues in the first quarter of 1999. Sales to Los Angeles Country represented 18.5% of our total revenues during the quarter. Only two customers represented greater than 10% of net revenues during 1998. The State of Florida and Los Angeles County represented approximately 15.3% and 11.5% respectively of consolidated net revenues during 1998. No other customers comprised greater than 10% of net revenues during 1998.

SALES AND MARKETING

        We generally sell and market to four types of customers: Technical Services; Corporate (mid-size, large and Fortune 1,000); Government (State & County); and Education (K-12 and Higher Education). The Company rarely sells to individual consumers. The Company's sales team consists of inside and outside sales representatives and customer support personnel, all of whom generate business via direct sales calls, telephone, fax, email and via the Company's electronic commerce web site. Sales personnel have access to real-time pricing and availability from the two industry-leading distributors of computer products, Ingram Micro and Tech Data via electronic links. Management believes that it will generate additional sales while lowering operating costs through sales via electronic commerce on its web site. Although we are highly reliant on various automated systems, we attempt to maintain a high level of personal interaction with customers to ensure the highest level of customer service possible.

SUPPLIERS

        We rely on manufacturers and third-party vendors, including distributors and aggregators of computer hardware, software and peripherals to develop, manufacture and supply all of the computer components we sell and service. We procure computer equipment through relationships and alliances with the nation's largest distributors of computer products, Ingram Micro Inc. Merisel Inc., and Tech Data Corporation and with the nation's largest aggregators of computer products, Ingram Alliance, a division of Ingram Micro, Inacom Corporation and Pinnacor, Inc., a wholly-owned subsidiary of MicroAge, Inc. These alliances enable us to provide customers with a wide selection of products without subjecting us to many of the risks and costs of maintaining high levels of inventory. As part of our integrated electronic commerce solution, we download daily product pricing, availability and shipping data directly from Ingram Micro/Ingram Alliance and Tech Data's online inventory databases. Updates are provided virtually real time. Management believes that this tight integration with vendors allows the Company to provide the quickest, most accurate procurement services possible.

         Purchases from aggregators and distributors Ingram Alliance, Ingram Micro, and Tech Data accounted for 19%, 16% and 11% respectively of our aggregate purchases for the quarter ended March 31, 1999. Certain suppliers provide the Company with trade credit as well as substantial incentives in the form of discounts, rebates and cooperative advertising. Substantially all of our contracts with our suppliers are terminable upon 30 days' notice or less and several contain minimum volume requirements as a condition to providing discounts to us.

        In addition to our relationships and alliances with aggregators and distributors, we maintain standard authorization dealership agreements directly with many leading manufacturers of computer hardware and software. Under the terms of these agreements, we are authorized to resell to end-users and provide, in certain cases, warranty service on the products of such manufacturers. Our status as an authorized dealer is essential to the operation of our business. In general, the agreements do not require minimum purchases and include termination provisions ranging from immediate termination to termination upon 90 days prior written notice. We generally do not purchase products directly from these manufacturers because we believe that our distributors and aggregators provide us with several advantages, including competitive pricing, limited inventory risk, ready product availability, product quality assurance and access to the various vendors which may be required on a particular project. There was no single hardware manufacturer from whom we purchased directly more than 10% of our total purchases in the first quarter of 1999. However, we had two hardware manufacturers, Gateway 2000 and Dell Computer Corporation, which accounted for approximately 3% and 2% of our purchases for the quarter ended March 31, 1999, and for which their products may only be purchased directly from them. Additionally Wareforce purchases Microsoft product licenses directly from Microsoft. These purchases accounted for 20% of total purchases for the quarter ended March 31, 1999.

DISTRIBUTION

        Our main distribution site is located in Manhattan Beach, California. See "The Company - Facilities". We also have a small amount of inventory on hand in its regional offices to serve the unique needs of the local customer base. However, greater than 95% of our inventory is maintained at our Manhattan Beach distribution center.

        We have invested in considerable sums to automate and streamline our ordering and distribution process. When an order is entered into the system, a credit check or credit card verification is performed, and if approved, is electronically transmitted to the purchasing department to process. If the requested item is on hand in inventory, the order is electronically transmitted to the warehouse area and a packing slip is printed for order fulfillment. If the product is not in stock, a purchase order is submitted with a vendor / manufacturer and is either drop shipped (supplier ships directly to the customer) or is received by our distribution facility for subsequent delivery to the customer via UPS, FedEx or one of the our own delivery vehicles.

        In general, we do not order any product unless it has received a confirmed sales order from a customer. We currently conduct the majority of business via direct shipment from distributor to customer. This is commonly referred to as drop shipping. Upon request, orders may be delivered directly by our own delivery vehicles for distances typically less than 50 miles. However, certain customers and types of transactions require, from time to time, us to purchase a limited amount of inventory with intention of reselling such merchandise within 30-60 days. Currently, most of our inventory purchases are in the areas of Microsoft software and CD-ROM drives, the latter of which AOD, a division of CY specializing in storage devices, sells as a specialized distributor. This typically requires a greater reliance on a purchased inventory model. However, in the second quarter of 1999 we decided to discontinue the operations of AOD during the third quarter of 1999, as they are not in keeping with our core business model. Management estimates that this will result in a loss of approximately $5 million in revenues on an annualized basis. However, we do not expect to record any charges for this discontinuation.

         However, further development of our web sales strategy may require an increase in the amount of purchased inventory we currently hold and would carry with it the risks associated with holding inventory for sale.

COMPETITION

        We operate in a segment of the information technology industry that is highly competitive. We compete with a large number and variety of resellers of computer hardware and software and technical service provides. Our competition includes computer retailers, computer superstores, consumer electronics and office supply superstores, mass merchandisers, corporate resellers, value-added resellers, specialty retailers, distributors, franchisers, mail order and web-based retailers and online auction companies.

        Specifically, in the technical services segment, we compete against two basic types of companies: those that specialize in providing consulting and technical services such as GE Information Services, a part of the General Electric Company, Electronic Data Systems Corporation, Computer Science Corporation, BancTec, Inc., and DecisionOne Corporation and those that provide hardware and/or software procurement in addition to technical services and support. Companies in the latter category include CompuCom Systems, Inc., Entex Information Services, Inc., Inacom, Microage, and En Pointe Technologies Inc.

        In the computer hardware segment, we compete not only with the large computer resellers and technical services firms mentioned above but also with companies that primarily specialize in the resale of computer hardware products or have significant computer sales. Competitors in this segment include: CDW Computer Centers, Inc., Micro Warehouse Inc., CompUSA Inc. and Office Depot, Inc. In addition, we compete with manufacturers such as Compaq Computer, who sell directly to end-users as well as to wholesale distributors and resellers. We also compete with direct marketing and build-to-order computer suppliers such Dell and Gateway 2000, Inc., both of whom sell directly to end-users, and increasingly, directly to businesses.

        Most recently, we have faced competition in the hardware segment from online web merchants such as Buycomp.com as well as from combination distributor-resellers of computer equipment such as TechBuyer.com and pcOrder.com. We also face competition from online auction sites such as Onsale.com, eBay.com and Yahoo! Auctions that sell new, refurbished and closeout computer products, often at or below wholesale cost, in efforts to build market share.

        In the software and software licensing segment, we compete with many of the hardware resellers mentioned above as well as organizations that specialize in only software sales such as Softmart Management Services, Inc., Software Spectrum, Inc., Softwarehouse, ASAP Software Express, Inc., and Egghead.com, Inc.. Many of these vendors operate mail order, telemarketing and online web sites as part of their sales and marketing strategy.

        Due to the increasing commoditization of computer products, many of our competitors compete principally on the basis of price, and may, from time to time, sell products at or below wholesale cost in an effort to increase volume and market share. The proliferation of manufacturers, suppliers and resellers and highly competitive pricing has caused the prices of component parts such as microprocessors, hard drives, and RAM to fall, thus driving retail prices lower as well. The trend of declining prices is expected to continue in the future. Falling prices and increasing competition have driven, and are expected to continue to drive, average gross profit margins lower, making it more difficult to generate the same revenue and gross profit dollars for a given level of unit sales volume.

        In addition, our industry is characterized by abrupt changes in technology, associated inventory and product obsolescence, rapid changes in consumer preferences, short product life cycles and evolving industry standards. We will need to continue to provide competitive prices, superior product selection and quick delivery response time in order to remain competitive. While we believe that we compete successfully with respect to most, if not all of these factors, there can be no assurance that we will continue to do so in the future. If we fail to compete favorably with respect to any of these factors, our business, financial position, results of operations and cash flows would be materially and adversely affected.

        In response to the severe margin pressure in the computer hardware and software segments, we and some of our competitors have aggressively focused on expanding technical services offerings which offers value-added products and services, higher gross margins, greater differentiation from competitors and increased customer loyalty.

EMPLOYEES

        As of May 30, 1999, we employed approximately 290 individuals, including approximately 84 sales, marketing and related support personnel, 137 technical service and support personnel, 31 purchasing and warehousing personnel and 38 employees in information systems (IS), administration and finance. We believe that our ability to recruit and retain highly skilled sales, technical and management personnel will be critical to our ability to execute our business model and growth strategy. None of our employees are represented by a labor union or are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

        Our executive offices and principal administrative, marketing and sales operations are located in approximately 7,100 square feet of space in El Segundo, California. This is approximately 15 miles from downtown Los Angeles. The lease on this space expires in April 2003. In addition, we lease approximately 23,089 square feet of space in Manhattan Beach, California (directly across the street from our headquarters) to house our warehousing, distribution, data processing and finance operations. This lease expires on January 31, 2005. See "Certain Transactions". Wareforce recently terminated a lease in Shelton, Connecticut that housed its Connecticut sales office. This lease originally expired in July 2003. Wareforce has agreed to pay $3,500 per month through December 1999 to the Connecticut landlord for canceling the lease early. Wareforce also leases space on a month-to-month basis in an executive suite building in Blue Bell, Pennsylvania to house its Pennsylvania sales office.

        In our acquisition of CY, we acquired an approximate 5,000 square foot sales office in Commerce, California under a lease expiring in July 1999; an approximate 2,309 square foot sales office in Irvine, California under a lease expiring June 30, 1999; and an approximate 2,828 square foot sales office in Encino, California under a lease expiring December 31, 2000. In May 1999 CY moved out of its Commerce sales office into a smaller facility. It remains obligated on the original Commerce sales office lease through the end of its July 1999 term. The lease for the smaller facility also in Commerce, California expires in April 2003. CY received a three-month rent abatement on the new, smaller facility to partially offset the remaining lease obligation on the original Commerce sales facility. In addition, Wareforce has entered into a lease on behalf of CY for approximately 2,074 sq. ft. of office space to replace the expiring Irvine lease. This new Irvine lease expires on June 30, 2001.

        In our asset acquisition of Kennsco, we acquired leases for various small (generally under 1,000 sq. ft.) office locations in the Midwest and Florida. For the most part, these are leased on a short-term basis. We also acquired a three-year lease on Kennsco's principal office and warehouse building located in Plymouth, Minnesota, a suburb of Minneapolis, Minnesota. This location is owned by Kenneth Searl, our current Vice President and Kennsco's former President. Our annual lease obligation for this approximately 24,000 sq. ft. facility is $189,571. See "Certain Transactions".

        We believe these facilities are adequate for current needs and that suitable additional or substitute space is available if needed.

LEGAL PROCEEDINGS

        We are not currently a party to any material litigation. We are not aware of any pending or threatened litigation other than litigation that may be instituted by the Company against a customer arising from an unpaid account receivable of approximately $290,000. We are from time to time involved in routine litigation incidental to our business.

                              AVAILABLE INFORMATION

        We have filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both us and the Securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

        As of the date of this Prospectus, we became subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by us with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file such reports electronically with the Commission. Such site is accessible by the public through any Internet access service provider and is located at http://www.sec.gov.

        Copies of our Annual, Quarterly and other Reports which will be filed by us with the Commission commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge, by writing Wareforce.com, Inc., 2361 Rosecrans Avenue, Suite 155, El Segundo, California 90245.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth our directors and executive officers, their ages, and all offices and positions with us. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by the stockholders. Officers and other employees serve at the will of the board of directors.

        Name*               Age           Position
        -----               ---           --------
Orie Rechtman(1)            47      Chairman, President & Chief Executive Officer

Don Hughes(2)               55      Director, Chief Financial Officer & Chief Operating Officer

Dan J. Ricketts, Esq.(3)    36      Director, Secretary-Treasurer, Vice President of
                                    Administration and General Counsel

Raymond Wicki               55      Director

Harold Greenberg                    Director

Darrell Tate(4)             32      Vice President, Strategic Business Development

Richard Fu(5)               37      Vice President, Sales

Kenneth Searl(6)            53      Vice President, Technical Services

Marcia Mazria(7)            55      Vice President, Marketing and Communications

Leon Hasson(8)              44      President, uMember.com

(1) Mr. Rechtman also serves as a director and Chairman, President and Chief Executive Officer of both CY and Wareforce and as a director and Chairman and CEO of uMember.com.

(2) Mr. Hughes also serves as a director and Chief Financial Officer, Chief Operating Officer, Vice President and Treasurer of CY, as a director and Chief Financial Officer, Chief Operating Officer and Vice President of Wareforce and as a director and Vice President of uMember.com.

(3) Mr. Ricketts also serves as a director and Secretary, Vice President and General Counsel of CY, as a director and Secretary-Treasurer, Vice President and General Counsel of Wareforce and as a director and Acting Vice President, General Counsel and Assistant Secretary of uMember.com.

(4) Mr. Tate is employed as Vice President, Strategic Business Development for Wareforce and as a director and Acting Vice President of Sales for uMember.com and also does work for all our subsidiaries.

(5) Mr. Fu is employed as Vice President, Sales for us and Vice President and General Manager for CY but does work for all our subsidiaries.

(6) Kenneth Searl is one of our Vice Presidents and is also Vice President of Wareforce's Kennsco Technical Services Division.

(7) Ms. Mazria is Vice President, Marketing and Communications for Wareforce but does work for all our subsidiaries.

(8) Mr. Hasson is also a director of uMember.com. He is also on the board of directors of Continental Computer Exchange, the company that purchased the assets of PSC from Wareforce. See "Related Transactions".

        All of our directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified. Our board of directors elects our officers. This takes place at the Board's first meeting after each annual meeting of our shareholders. The officers hold office until their death, resignation or removal from office. We have both a Compensation Committee and an Audit Committee. Messrs. Wicki and Greenberg are the members of these committees. Prior to their elections to our board, our full board served the functions of these committees. No other committees of the Board have been established to date.

        These individuals serve as our executive management and/or members of our board. A brief description of their background and business experience is as follows:

        ORIE RECHTMAN has served as a director and the Chairman, President and CEO of Wareforce.com since July 1998. He has served as a director and Chairman and CEO of uMember.com since February 1999. He has served as a director, Chairman, President and CEO of CY since September 1998. He has been President and a director of Wareforce since joining Wareforce in September 1989. In February 1998, Mr. Rechtman was appointed to the additional offices of Chairman and CEO of Wareforce. Mr. Rechtman's experience in the computer field goes back to the inception of this industry in 1981. At that time, he was involved in establishing the first distribution channel for computer software to educational institutions in the U.S. and Israel. As the president of School Computing Distributors, he merged that business with us in 1990 after completing the buyout. Prior to arriving in the United States, Mr. Rechtman received a degree equivalent to a B.S. in Electrical Engineering from the Israeli Air Force in 1972.

        LEON HASSON has served as a director and President of uMember.com since its founding in January 1999. For the two years prior to founding uMember.com, Mr. Hasson was the CEO of Continental Computer Exchange, a multi-million dollar computer reseller to corporate customers in the Los Angeles area. Mr. Hasson remains on the board of Continental. He also serves as a member of the board of BNL Technologies, Inc., d/b/a Fantom Drives. For the seven years prior to his service with Continental, Mr. Hasson served a marketing manager for the mail order department of Data Micro Computers, Inc.

        DON HUGHES has served as a director, CFO and COO of Wareforce.com since July 1998. He has served as a director and Vice President of uMember.com since February 1999. He has been a director, CFO, COO, Vice President and Treasurer of CY since September 1998. And he has been Wareforce's Vice President-Finance and CFO since joining Wareforce in July 1996. On March 6, 1998, he was elected to the additional position of COO of Wareforce. Since February 26, 1998, he has also served on Wareforce's board of directors. Prior to joining Wareforce, Mr. Hughes served as Vice President and CFO of Transoft Technology Incorporated from October 1995 to July 1996. From 1993 to October 1995, Mr. Hughes was the CFO of Clean-Up Technology, Inc., a contractor specializing in the environmental remediation business, which recently ceased operations. From 1992 to 1993, Mr. Hughes was an independent business consultant, and from 1989 to 1992, Mr. Hughes was the Vice President of Finance and CFO of Los Angeles Cellular Telephone Company, a cellular telephone service provider in Los Angeles. Mr. Hughes earned his B.S.E.E. from Virginia Polytechnic Institute in 1966 and his MBA from the University of Southern California in 1972.

        DAN J. RICKETTS has served as a director and Secretary-Treasurer, Vice President of Administration and General Counsel of Wareforce.com since July 1998; as a director of uMember.com and its Acting Vice President and General Counsel and Assistant Secretary since February 1999; CY's Secretary, Vice President and General Counsel since September 1998; and has served as Secretary, Vice President and General Counsel of Wareforce since March 6, 1998. From June 1996 through February 1998 Mr. Ricketts served as Wareforce's Senior Legal Counsel. From May 1995 when he joined Wareforce to June 1996, Mr. Ricketts served as Wareforce's Director of Legal and Business Affairs. From May 1997 to July 1998, Mr. Ricketts also served as the Director of the Wareforce's Education Advantage Division and from October 1996 to May 1997 served as Wareforce's acting Director of Human Resources. Mr. Ricketts has served on Wareforce's board of directors since March 6, 1998; CY's board of directors since September 1998 and Wareforce One's board of directors since July 1998. Prior to joining we Mr. Ricketts was a Senior Contracts Specialist with Southern California Edison from February 1994 to April 1995. From August 1992 to February 1994 Mr. Ricketts was Legal Counsel to Ingram Micro Inc. Mr. Ricketts graduated with a Bachelor of Science in Finance (with honors) from the University of Tennessee in 1985 and with a law degree from the University of Tennessee College of Law in 1992. Mr. Ricketts is currently licensed to practice law in the State of California.

        RAYMOND WICKI has served as a director since June 1999. From 1990 to present, Dr. Wicki has been and currently is the CEO of Bank von Graffenried, a family-owned bank in Bern, Switzerland. From 1983 to 1990, Dr. Wicki focused on private and industrial portfolio management, including building and managing the institutional asset management business of a large Swiss bank. In the late 1970's, Dr. Wicki, with two partners, established one of the first venture capital funds that invested in the U.S. and in Germany and Switzerland. For the eight years prior, Dr. Wicki was with the industrial organization of the Aga Khan, serving as its Head of Finance. Dr. Wicki started his professional career in the investment department of Hoffmann-La Roche, a Swiss pharmaceutical group. Dr. Wicki received a business administration degree and a Ph.D. in finance and taxation from the University of Bern, Switzerland. He also holds an MBA from Kent State University in Ohio.

        HAROLD GREENBERG has served as a director since June 1999. Mr. Greenberg is currently presently President of Earl Greenberg Productions, Inc. and Co-Chairman of Transactional Marketing Consultants. Mr. Greenberg served as President and CEO of Transactional Media, Inc. until 1995. Mr. Greenberg has also served as President of HSN Entertainment, an arm of the Home Shopping Network and Quantum Marketing, a pioneer in the Infomercial format. Mr. Greenberg has also been an independent producer, serving as Executive Producer for such shows as The Regis Philbin Show. From 1981-1984, Mr. Greenberg served as Vice President, Compliance and Practices for NBC-TV and Vice President-In-Charge of Daytime Programming. He graduated from the University of Pennsylvania School of Law and practiced corporate and antitrust law from the late 1960's to 1978. Mr. Greenberg is a member of the board of the Electronic Retailing Association.

        DARRELL TATE joined Wareforce in December 1994 as Director of Sales and became its Vice President, Worldwide Sales and Marketing in July 1996. Mr. Tate served on the Wareforce board of directors from November 1995 through August 1996, at which time he was removed from the board as part of the ongoing divorce proceeding involving Mr. Rechtman and Ms. Gabriel. Mr. Tate rejoined the board on March 6, 1998 and subsequently resigned his position from the board on May 19, 1998 in order to take a leave of absence from Wareforce. Mr. Tate returned to Wareforce in late November 1998 as was appointed its Vice President of Strategic Business Development. He has served as a director of uMember.com and its Acting Vice President of Sales since February 1999. Mr. Tate has over ten years of experience in the PC industry. From June 1991 to December 1994, Mr. Tate was a Reseller Account Manager with Microsoft Corporation where he had responsibility for managing some of Microsoft's largest multi-location resellers across the country. From May 1990 to June 1991, Mr. Tate served as Product Manager with O'Neil Product Development. From January 1987 to March 1990, Mr. Tate was Marketing Manager for Instant Replay Corporation. Mr. Tate received a B.A. in Organizational Communications from the University of Utah in 1989.

        RICHARD FU has over 15 years of industry experience in corporate Information Services management, computer reseller and system integrator environment and has served as the Vice President of Sales of Wareforce Incorporated since September 1998 and as Vice President/ General manger for Impres since 1995. Mr. Fu also served as the Director of the Advanced Technical Services division of Microage of Commerce, CA (a former d/b/a of CY ) from 1995 to 1998. Prior to joining CY, Mr. Fu served as Financial Systems Manger for GlenFed Services Corporation from 1992 to 1995. Mr. Fu also has served in various Information Services management roles and consulted for construction and real estate development companies. Mr. Fu has a B.S. degree in Computer Science from UCLA.

        MARCIA MAZRIA has served as Vice President of Marketing and Communications since joining Wareforce.com in July 1998. From 1991 to July 1998, she was President of Mazria Leeds, Inc., Marketing Consultants, providing independent marketing consulting services to a variety of companies. From 1975 to 1990, Ms. Mazria was President/CEO of Mediaworks, Inc., a full service regional marketing and advertising firm serving clients primarily in the high tech, government, energy, hospitality and construction industries. Ms. Mazria holds a BA/Design (with Honors) from Pratt Institute, New York, and a MA/Communications from the University of New Mexico.

        KENNETH SEARL has served as a Vice President of Wareforce.com since May 1999 and has been a Wareforce Vice President of Technical Services responsible for its Kennsco Technical Services Division since May 1999. For the approximately 25 years prior to our acquisition of the assets of Kennsco, Mr. Searl served as Kennsco's Chairman, CEO and President and was involved in a wide variety of management, sales and leasing activities for Kennsco. Mr. Searl has participated in the American Management Association's President's Leadership Program and received a Bachelor of Science degree in Economics from the University of Wisconsin.

        There are currently no arrangements or understandings regarding the length of time each director of the Company is to serve in such capacity.

        We may adopt provisions in its by-laws and/or articles of incorporation to divide our board of directors into more than one class and to elect each class for a certain term. These provisions may have the effect of discouraging takeover attempts or delaying or preventing a change of control of our Company.

EXECUTIVE COMPENSATION

        The following table summarizes executive compensation paid or accrued during the past three fiscal years for the Company's Chief Executive Officer during that period and the most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during those years.

                           SUMMARY COMPENSATION TABLE

Name                                                   Other
And                                                    Annual     Restricted                      LPIT     All Other
Principal                                              Compen-    Stock         Underlying        Payouts  Compen-
Position             Year     Salary($)     Bonus($)   sation($)  Award(s)($)   Options/SARs(#)   ($)      sation($)
--------             ----     ---------     --------   ---------  -----------   ---------------   -------  ---------
Orie Rechtman
CEO                  1998     239,220(3)               90,780
                     1997     148,440
                     1996     214,349

Don Hughes
CFO                  1998     141,250(4)               10,000      49,750
                     1997     135,346
                     1996      56,866

Dan Ricketts
VP & General
 Counsel             1998      79,999(5)               38,967(9)   49,750
                     1997      88,788
                     1996      61,330

Darrell Tate
VP, Business
Development(1)       1998      45,833(6)               10,000         500(10)        24,875
                     1997     130,657
                     1996     107,924

Name                                                   Other
And                                                    Annual     Restricted                      LPIT     All Other
Principal                                              Compen-    Stock         Underlying        Payouts  Compen-
Position             Year     Salary($)     Bonus($)   sation($)  Award(s)($)   Options/SARs(#)   ($)      sation($)
--------             ----     ---------     --------   ---------  -----------   ---------------   -------  ---------
Richard Fu
VP, Sales(2)         1998     169,953(7)    10,000      1,750(11)  33,359                                    146
                     1997          --
                     1996          --

Marcia Mazria
VP, Marketing        1998    $ 40,000(8)

 (1)    Mr. Tate was on unpaid sabbatical from May 19, 1998 to November 30,
        1998.

 (2) Amounts for Mr. Fu include compensation from C.Y. during January - August 1998 as well as compensation from us from September - December 1998.

 (3) On June 1,1998, Wareforce Incorporated entered into an employment contract with Mr. Rechtman which, among other things, increased his base salary from approximately $150,000 per year to $330,000 per year and granted him a bonus of up to $170,000 per year based on it meeting at least 90% of its annual projections. Mr. Rechtman receives no salary for his work with uMember.com but has been awarded by the uMember.com board 250,000 fully-vested options to purchase the shares of uMember.com for his service to uMember.com to date.

 (4) On June 1, 1998, Wareforce Incorporated entered into a new employment contract with Mr. Hughes that, among other things, increased his base salary from $120,000 per year to $150,000 per year. Mr. Hughes receives no salary for his work with uMember.com but has been awarded by the uMember.com board 25,000 fully vested options to purchase the shares of uMember.com for his service to date.

 (5) On June 1, 1998, Wareforce Incorporated entered into an employment contract with Mr. Ricketts. Among other things, this contract increased his base salary from $50,000 per year to $100,000 per year (amended on July 14, 1998 to $110,000 per year). It also granted him a one-time bonus of $10,000 for the successful completion of our Reverse Merger and a bonus of $50,000 per year based on his meeting at least 90% of the annual goals set for him by the board. Mr. Ricketts receives no salary for his work with uMember.com but has been awarded by the uMember.com board 25,000 fully vested options to purchase the shares of uMember.com for his service to date.

 (6) On June 1, 1998, Wareforce Incorporated entered into an employment contract with Mr. Tate. Among other things, this contract increased his base salary from $60,000 per year to $110,000 per year and granted him a bonus of $50,000 per year based on his meeting at least 90% of the annual goals set for him by the board. Mr. Tate receives no salary for his work with uMember.com but has been awarded by the uMember.com board 25,000 fully vested options to purchase the shares of uMember.com for his service to date.

 (7) On August 28, 1998, as part of our purchase of CY, we entered into an employment contract with Mr. Fu. Among other things, this contract granted him a base salary of $110,000 per year, a one-time signing bonus of $10,000, a bonus of $50,000 per year based on his meeting at least 90% of certain goals related to the gross revenues of Impres' and, if Impres' revenues exceed 125% of their annual goal, an additional bonus equal to 0.01% of the revenues of Impres that exceed Impres' annual revenue goal., and 33,359 non-cash incentive stock options granted at a fair market value of $5.00 per share.

 (8) Ms. Mazria served as an independent consultant to Wareforce in 1996 and again from February 1998 to June 1998. We paid $17,590 for her independent consulting services in 1998. On July 1, 1998, Wareforce Incorporated entered into an employment contract with Ms. Mazria. Among other things, this contract provides for a base salary of $80,000 per year, a $5,000 quarterly bonus and a bonus plan to be established based on Co-op and Market Development Funds obtained under her supervision.

 (9)    Includes $2,000 auto allowance.

(10)    Includes $500 auto allowance.

(11)    Includes $1,750 auto allowance.

COMPANY COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The board of directors currently does not have a Compensation Committee. The CEO generally makes recommendations concerning salaries and incentive compensation for our executive officers, directors and managers to our board of directors. For information concerning transactions with the our directors and entities affiliated with certain directors, see "Certain Relationships and Related Transactions."

OPTION/SAR GRANTS

        We have not granted any stock appreciation rights to any officer, director or employee.

        Previously, the Wareforce board of directors granted options to purchase 121,000 shares under Wareforce's 1996 Stock Option/Stock Issuance Plan to various officers and employees of Wareforce. This was done as part of Wareforce's efforts to undergo an Initial Public Offering. Each option was immediately exercisable for all of the option shares. However, any shares purchased under the option were subject to repurchase by Wareforce at the option exercise price paid per share. Wareforce could do this if the optionee left Wareforce before vesting in the shares. The weighted average exercise price per share for the options outstanding under the 1996 Plan was $2.78. Each Twenty five percent of each option would have vested upon the optionee's completion of one year of service with Wareforce. This was measured from the grant date. The remaining option shares would have vested in 36 equal, successive monthly installments over the optionee's continued period of service thereafter. In addition, the options would have vested in full upon the acquisition of Wareforce by merger or asset sale. This vesting would not have occurred if the options had been assumed by, and the repurchase rights are assigned to, the acquiring company. Any assumed options would have subsequently vested in full in the event the optionee's service was terminated by the acquiring company. This would have happened whether the termination was involuntarily or through a resignation for good reason, within eighteen months following the acquisition. The options had a maximum term of ten years measured from the grant date, subject to earlier termination upon the optionee's termination of service with the company. However, on September 18, 1997, the Wareforce board of directors rescinded all grants under the IPO Grant prior to notification to the optionees of their option grants. The IPO Grant was rescinded, as a material condition of the grants - the completion of an IPO - never transpired. Wareforce is unable to assess, what, if any, liability may incur from this grant rescission. See "1998 Stock Option/Stock Issuance Plan."

        On April 1, 1998, the Company granted to Messrs. Hughes and Ricketts fully vested options for 41,116 shares at a fair market exercise price of $1.21 per share. (Post-split these amounts were 101,248 options at an exercise price of $0.49 per share.) Mr. Tate was granted 20,558 fully vested options at a fair market exercise price of $1.21 per share. (Post-split these amounts were 50,624 options at an exercise price of $0.49 per share.) Mr. Tate was granted an additional 20,558 options at a fair market exercise price of $1.21 per share which would automatically vest if he returned from a planned sabbatical by May 18, 1999. (Post-split these amounts were 50,624 options at an exercise price of $0.49 per share.) As part of the reverse merger with Jolley Vending, Messrs. Hughes, Ricketts and Tate were required to exercise all their then-vested options. See "Certain Transactions". Mr. Tate subsequently returned from his sabbatical in November 1998 and became entitled to his additional 50,624 (post-split) options. The Company did not issue these to him until June 2, 1999. As of the date of this Prospectus he has not exercised these options. See "Management" and "Principal Shareholders".

1998 STOCK OPTION/STOCK ISSUANCE PLAN

        The Wareforce 1996 Plan was subsumed by the 1998 Wareforce One, Inc. Stock Option/Stock Issuance Plan (the "1998 Plan") which was adopted by the board of directors and approved by the stockholders on July 2, 1998. One million shares of common stock have been authorized for issuance under the 1998 Plan. On the first trading day of each calendar year, beginning with 1997, this share reserve automatically increases by the number of shares equal to 1% of the number of shares of common stock outstanding on the last day of the preceding calendar year. In no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 100,000 shares in the aggregate in any calendar year.

        The 1998 Plan is divided into three separate components:

(i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the 1996 Plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 85% of their fair market value on the grant date;

(ii) the Stock Issuance Program under which such persons may, in the 1996 Plan administrator's discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance, or as a bonus for past services rendered to we or as an incentive tied to the performance of future services; and

(iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of common stock at an exercise price equal to 100% of their fair market value on the grant date.

        The Compensation Committee of the Board will administer the Discretionary Option Grant Program and the Stock Issuance Program. The Vice President-Administration as 1998 Plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule (if any) to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

        Upon an acquisition of us by merger, asset sale or hostile takeover of our company, each outstanding option and unbelted stock issuance will be subject to accelerated vesting under certain circumstances.

        Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock.

        The plan administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program. The plan administrator can do this in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date. The plan administrator may also provide financial assistance to participants in the Discretionary Option Grant and Stock Issuance Programs by allowing them to acquire shares of common stock in exchange for promissory notes or installment payments.

        Under the Automatic Option Grant Program, at any time an individual first becomes a non-employee Board member, may, at any time thereafter, receive a 10,000 share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of us. In addition, at each annual meeting of our stockholders, each individual who has served as a non-employee Board member for at least six months and who will continue to serve as a non-employee Board member will receive an additional option grant to purchase 10,000 shares of common stock. This non-employee Board member will receive this option whether or not such individual has been in our prior employ.

        Each option granted under the Automatic Option Grant Program will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of service on the board of directors. Each such option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee Board member cease prior to vesting of the shares. The initial 10,000-share grant will vest in four equal and successive annual installments over the optionee's period of Board service. Each additional 10,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon:

        (i)     certain changes in the ownership or control of us; or

        (ii) the death or disability of the optionee while serving as a Board member.

        The Board may amend or modify the 1998 Plan at any time. The 1998 Plan will terminate on July 13, 2008, unless sooner terminated by the Board.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

        As set forth in the following paragraphs, all of our executive officers have employment contracts with us. In connection with an acquisition of us by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other executive officers under the 1998 Plan will automatically vest in full. The only exception to this is if such options are to be assumed by, and the repurchase rights are assigned to, our successor corporation. Any assumed options will subsequently vest in full in the event an executive officer's service is terminated by the acquiring company, whether involuntarily or through a resignation for good reason, within eighteen months following the acquisition. The plan administrator has authority to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Chief Executive Officer and our other executive officers granted under the 1998 Plan. The plan administrator may do this if their employment is to be terminated (whether involuntarily or through a resignation for good reason) following a hostile take-over of us and the takeover is effected through a successful tender offer for more than 50% of our outstanding common stock; or a change in the majority of the Board as a result of one or more contested elections for board membership.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Don Hughes that provides for an initial employment term of three years. It also provides for an initial annual base salary of $135,000 (increased by amendment on August 1, 1998 to $150,000). It provides for a one-time bonus of $10,000 for the successful completion of our Reverse Merger and an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Hughes is entitled to participate in any employee benefit programs established for our executive employees. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Hughes however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Hughes all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary. This June 1998 employment agreement superceded one Mr. Hughes had entered into with Wareforce Incorporated in July 1996.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Orie

Rechtman that provides for an initial employment term of three years, an initial annual base salary of $330,000 and an annual bonus of $170,000 if it meet at least 90% of its annual projections. Under the terms of the agreement, Mr. Rechtman is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $2,000 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Rechtman however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Rechtman all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to five years base salary plus bonuses calculated at their maximum rate.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Dan Ricketts that provides for an initial employment term of three years. It also provides for an initial annual base salary of $100,000 (increased by amendment on July 14, 1998 to $110,000). It provides for a one-time bonus of $10,000 for the successful completion of our Reverse Merger and an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Ricketts is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Ricketts however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, we would owe Mr. Ricketts all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Darrell Tate that provides for an initial employment term of three years. It also provides for an initial annual base salary of $110,000. It provides for an annual bonus of $50,000 if he meets at least 90% of the annual goals set for him by the board. Under the terms of the agreement, Mr. Tate is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Mr. Tate however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Mr. Tate all salary, benefits and bonuses owed to him through the date of termination. It would also owe him a cash severance payment equal to 18 months base salary.

        In July 1998, Wareforce Incorporated entered into an employment agreement with Marcia Mazria that provides for an initial employment term of three years. It also provides for an initial annual base salary of $80,000. It provides for an quarterly bonus of $5,000, plus it provides for the establishment within 90 days of the date of signing the agreement of a bonus plan based on the amount of Co-op and Market Development Funds collected under her supervision. She also received options for 5,000 shares of our stock. These options were fully vested and may exercised on a non-cash basis. Under the terms of the agreement, Ms. Mazria is entitled to participate in any employee benefit programs established for our executive employees. Wareforce Incorporated may terminate the agreement for cause at any time upon seven days written notice. Ms. Mazria however has 90 days to cure the cause of the termination. Wareforce Incorporated may terminate the agreement without cause upon 30 days written notice. If it terminates without cause, it would owe Ms. Mazria all salary, benefits and bonuses owed to him through the date of termination. It would also owe her a cash severance payment equal to 9 months base salary.

        In August 1998, Wareforce Incorporated entered into an employment agreement with Richard Fu that provides for an initial employment term of three years. It also provides for an initial annual base salary of $110,000. It provides for a one-time signing bonus of $10,000 and an annual bonus of $50,000 if CY meets at certain revenue targets set by its Board. Additionally, if CY meets at least 125% of its revenue goals, he will receive an additional bonus of
 .01% of any revenue amounts that exceed the revenue goal. Mr. Fu was also granted 33,359 non-cash incentive stock options, exercisable at $5.00 per share, upon his signing the employment agreement. Under the terms of the agreement, Mr. Fu is entitled to participate in any employee benefit programs established for our executive employees. This includes a monthly auto allowance of $500 per month. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Fu however has ninety days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If we terminate without cause, we would owe Mr. Fu all salary, benefits and bonuses owed to him through the date of termination. We would also owe him a cash severance payment equal to 18 months base salary.

        In May 1999, Wareforce Incorporated and we entered into an employment agreement with Kenneth Searl that provides for an initial employment term of three years. It also provides for an initial annual base salary of $225,000. It provides for an annual bonus if he meets at least 90% of the annual goals set for him by our board. Additionally, if the Kennsco Technical Services Division generates Earnings Before Interest, Taxes, Depreciation and Amortization in the 12 month period commencing March 1, 1999 of at least $630,000, we will pay him a bonus of $210,000, payable in 12 installments. For the next three years we are also obligated to pay him each quarter 50% of the gross margin (less costs) for lease transactions recorded by the Division. Under the terms of the agreement, Mr. Searl is entitled to participate in any employee benefit programs established for our executive employees. We may terminate the agreement for cause at any time upon seven days written notice. Mr. Searl however has 90 days to cure the cause of the termination. We may terminate the agreement without cause upon 30 days written notice. If we terminate without cause, we would owe Mr. Searl all salary, benefits and bonuses owed to him through the date of termination. We would also owe him a cash severance payment equal to 12 months base salary.

        In our Letter of Agreement with uMember.com in which we purchased 70% of the outstanding shares of uMember.com, we agreed that Mr. Hasson would be paid $75,000 annually for his service as President of uMember.com.

        Both Wareforce and CY have employment agreements with certain other non-executive officers and employees whose terms and conditions are similar to others in the industry.

DIRECTOR REMUNERATION

        The directors do not receive compensation for services on the board of directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the board of directors. Non-employee Board members will be eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under the 1998 Plan. See "1998 Stock Option/Stock Issuance Plan."

CONFLICTS OF INTEREST

        Other than as described herein the Company is not expected to have significant further dealings with affiliates. However, if there are such dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently none of the officers and directors has any transactions which they contemplate entering into with the Company, aside from the matters described herein.

        Management will attempt to resolve any conflicts of interest that may arise in favor of the Company. Failure to do so could result in fiduciary liability to management.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

        The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. The Company's by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                               CERTAIN TRANSACTIONS

        Wareforce Incorporated has various notes due from Mr. Rechtman, our CEO and majority shareholder totaling approximately $3.3 million. These notes include $2.0 million advanced to this shareholder to purchase 3.4 million shares of common stock of Wareforce Incorporated from its former majority shareholder that is also Mr. Rechtman's former wife, in February 1998. The notes are due in varying amounts from December 2000 through December 2008 and bear interest at rates from 5.83% to 6.48%. These shares are pledged as collateral for the Company's line of credit. In addition, the Company has made advances to this Shareholder. Total advances without a promissory note are $0.8 million as of December 31, 1998. The shareholder plans to repay these advances beginning in fiscal year 2000 through 2008. See footnote 11 to the 1998 Financial Statements.

        Pursuant to a commercial lease dated June 1, 1995, Mr. Rechtman and Ms. Gabriel, each of whom was then a director and officer of Wareforce, leased to Wareforce Incorporated certain premises owned by them located in El Segundo, California to house our distribution operations. Under the lease, which had a term of five years, Wareforce had annual rental obligations to Mr. Rechtman and Ms. Gabriel totaling approximately $122,400. As part of Mr. Rechtman and Ms. Gabriel's June 1997 property settlement resulting from their divorce, Mr. Rechtman was awarded sole possession of this property and all rents derived therefrom. Prior to Mr. Rechtman and Ms. Gabriel purchasing the distribution facility and leasing it to us, a third party was the owner of the facility and leased it to us at a monthly rent of approximately $10,500. In August 1998 Mr. Rechtman sold this facility and our lease and rental obligations were terminated at that time and we acquired alternate space from an independent third party. See "Facilities".

        On May 16, 1997, an order was entered in the Superior Court for the State of California, County of Los Angeles (the "Court"), dissolving the marriage of Mr. Rechtman and Ms. Gabriel. On July 30, 1997, a Stipulation for Partial Division of Community Property and Order Thereon was filed with the Court. On February 26, 1998, the Court entered a Further Judgment on Reserved Issues (the Further Judgement") which determined additional property rights between Mr. Rechtman and Ms. Gabriel. Pursuant to the Further Judgment, Mr. Rechtman acquired all of Ms. Gabriel's stock in Wareforce Incorporated for $2,000,000. As a result of this acquisition, Mr. Rechtman held 2,750,000 shares (pre-2.4625:1 exchange), constituting 100% of Wareforce Incorporated's outstanding common stock. At the time of the acquisition, Ms. Gabriel resigned as an officer and director of Wareforce. Wareforce loaned the funds used by Mr. Rechtman to purchase Ms. Gabriel's shares to him. This loan was pursuant to a promissory note dated February 26, 1998, due February 25, 2008. It bears interest at the rate of 7.5% per annum, with interest only be payable quarterly beginning April 1, 1998 until maturity. Wareforce obtained the funds loaned to Mr. Rechtman by borrowing from our line of credit with Finova. See footnote 11 to the 1998 Financial Statements, "Risk Factors" and "Dependence on Availability of Credit".

        In addition, pursuant to the Further Judgment, Mr. Rechtman agreed to:

(1) indemnify Ms. Gabriel against any obligations, debts, liabilities, claims, charges, taxes, penalties and fines arising out of or in any way connected with Wareforce Incorporated;

(2) assume all obligations and liabilities (known or unknown, asserted or unasserted, matured or unmatured, absolute or contingent) owing by Ms. Gabriel to Wareforce Incorporated and to cause Wareforce Incorporated to fully release Ms. Gabriel from all such obligations, including Ms. Gabriel's officer loan account of approximately $536,000, which includes charges for bonuses and perquisites paid to Ms. Gabriel in 1996, 1997 and 1998;

(3) cause Wareforce Incorporated to pay any business-related outstanding debts incurred by Ms. Gabriel on her corporate credit card up to $10,000 which are not already reflected in Ms. Gabriel's officer loan account; and

(4) cause Wareforce Incorporated to pay all of Ms. Gabriel's unpaid attorneys' fees incurred in connection with the divorce through February, 1998, estimated to be $25,000.

        In June 1998, Wareforce Incorporated entered into an employment agreement with Orie Rechtman, the Chairman, CEO and President of Wareforce.com, Wareforce, CY and the Chairman and CEO of uMember.com. See "Management - Employment Contracts and Termination of Employment and Change of Control Arrangements."

        In June 1998, Wareforce Incorporated entered into an employment agreement with Dan Ricketts, Wareforce and CY's Vice-President of
Administration, General Counsel and Secretary, our Secretary-Treasurer and the Acting General Counsel and Assistant Secretary of uMember.com. See "Management - Employment Contracts and Termination of Employment and Change of Control Arrangements."

        In June 1998, Wareforce Incorporated entered into an employment agreement with Darrell Tate, our Vice President-Strategic Business Development and uMember.com's Acting Vice President of Sales and Marketing. See "Management -- Employment Contracts and Termination of Employment and Change of Control Arrangements."

        In July 1998, Wareforce Incorporated entered into an employment agreement with Marcia Mazria, our Vice President-Marketing and Communications. See "Management -- Employment Contracts and Termination of Employment and Change of Control Arrangements."

        In August 1998, we entered into an employment agreement with Richard Fu, our Vice President-

Sales. See "Management -- Employment Contracts and Termination of Employment and Change of Control Arrangements."

        In December 1998, we lent Mr. Hughes and Mr. Ricketts $18,450 each, and Mr. Tate $9,245, to pay taxes resulting from the forced conversion of their stock options due to our reverse merger with Jolley Vending.

        In March 1999, we entered into a lease for a new sales office for CY in Commerce, California. Mr. Fu's wife, Nora Shen, acted as our Real Estate Broker in this transaction. The company she works for, Takenaka & Company will receive total commissions of $9,246 for negotiating this lease. Ms. Shen does not own any share or interest in Takenaka & Company. See "Facilities".

        In May 1999, Warefore.com and Wareforce Incorporated jointly entered into an employment agreement with Kenneth Searl, our Vice President and Wareforce Incorporated's Vice President of Technical Services. See "Management -- Employment Contracts and Termination of Employment and Change of Control Arrangements."

        In May 1999, under the terms of its Asset Purchase Agreement with Kennsco as part of the purchase price of the transaction, the Company issued 51,948 shares of its common stock in the name of Kennsco, Inc. Kenneth Searl beneficially owns these shares. Wareforce Incorporated also agreed to lease Kennsco's principal office and warehouse building in Plymouth, Minnesota from Mr. Searl for a three-year period at $189,571 per year. We have agreed to guarantee these lease payments. See "The Company - Facilities", "Management" and "Principal Shareholders".

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our common stock by each director of the Company, each beneficial owner of more than five percent (5%) of said securities, and all our directors and executive officers as a group:

                                   TITLE OF           AMOUNT AND NATURE OF      PERCENT
NAME AND ADDRESS                    CLASS             BENEFICIAL OWNERSHIP     OF CLASS
----------------                   -------            --------------------     --------
Orie Rechtman                       Common              5,966,883 shares        55.0%
Von Graffenried AG Privat Bank      Common              1,250,001 shares        11.5%
Bank Julius Baer & Co. Ltd.         Common                939,997 shares         8.7%
Don Hughes                          Common                101,248 shares         0.9%
Dan Ricketts                        Common                 66,248 shares         0.6%
All officers and directors as a     Common              6,170,703 shares        57.0%
group (5 persons)

        The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership. See "Management - Option/SAR Grants" and "Certain Transactions".

                            DESCRIPTION OF SECURITIES

        The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of our Amended Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request therefor. See "Additional Information."

COMMON STOCK

        We are presently authorized to issue 50,000,000 shares of $.001 par value common stock. As of May 27, 1999, there were 10,831,948 shares of common stock outstanding. We have reserved from its authorized but unissued shares a sufficient number of shares of common stock for issuance of the shares offered hereby. The shares of common stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

        The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

PREFERRED STOCK

        We are also presently authorized to issue 5,000,000 shares of $.001 par value Preferred Stock. Under our Articles of Incorporation, as amended, the board of directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of us without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The board of directors effects a designation of each series of Preferred Stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from us.

SERIES A AND SERIES B WARRANTS

        We have declared a distribution of 1,110,000 Series A and 1,110,000 Series B common stock purchase warrants (the "Warrants") to shareholders of record as of July 13, 1998. The Warrants are exercisable at $6.00 and $7.00 per share, respectively, prior to [the date three years from the date hereof], subject to effectiveness of registration of the Warrants and underlying shares.

                (a) We may redeem all or a portion of the Warrants, in each case at $.01 per warrant upon 30 days' prior written notice to the warrant holders. The warrants may be redeemed at any time after the date of this Prospectus, whether or not a current registration statement is in effect with respect thereto. Any warrant holder who does not exercise his Warrants prior to the Redemption Date, as set forth on the Company's Notice of Redemption, will forfeit his right to purchase the shares of common stock underlying such Warrants, and after such Redemption Date any outstanding Warrants referred to in such Notice will become void and be canceled. If we do not redeem such Warrants, such warrants will expire at the conclusion of the exercise period unless extended by us.

                (b) We may at any time, and from time to time, extend the exercise period of the Warrants provided that written notice of such extension is given to the warrant holders prior to the expiration date thereof. Also, we may, at any time, reduce the exercise price thereof by written notification to the holders thereof. We do not presently contemplate any extensions of the exercise period or reduction in the exercise price of the Warrants.

                (c) The Warrants contain anti-dilution provisions with respect to the occurrence of certain events, such as stock splits or stock dividends. The anti-dilution provisions do not apply in the event of a merger or acquisition, such as the Acquisition. In the event of our liquidation, dissolution or winding-up, warrant holders will not be entitled to participate in our assets. Warrant holders have no voting, preemptive, liquidation or other rights of a stockholder of us, and no dividends may be declared on the Warrants.

                (d) The Warrants may be exercised by surrendering to us, a Warrant certificate evidencing the Warrants to be exercised, with the exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check payable to us. Stock certificates will be issued as soon thereafter as practicable.

                (e) The Warrants will not be exercisable unless the Warrants and the shares of common stock underlying the Warrants are registered. We have filed with the Commission a registration statement with respect to the issuance of such shares underlying the Warrants as soon as practicable following the Acquisition. The effective date of such registration will be the "Commencement Date" for determining the exercise period of such Warrants. We will also seek to register or qualify the common stock issuable upon the exercise of the Warrants under the Blue Sky laws of states in which holders of the Warrants may reside.

                (f) The Warrants will be nontransferable by their terms and cannot be transferred without our consent and will be "restricted securities" pursuant to the definition of that term used in Rule 144. The Warrants will be stamped with a restrictive legend.

TRANSFER AGENT

        Our transfer agent is Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

ANNUAL REPORTS

        We intend to furnish annual reports to shareholders which will contain financial statements examined by independent certified public accountants and such other interim reports as we may determine.

DIVIDEND POLICY

        We have not paid any dividends on common stock to date and do not anticipate paying dividends on common stock in the foreseeable future. We intend for the foreseeable future to follow a policy of retaining all of its earnings, if any, to finance the development and expansion of our business.

                              PLAN OF DISTRIBUTION

This Prospectus and the registration statement of which it is part relate to the offer and sale of 2,220,000 shares of our common stock underlying Warrants as well as the shares of the selling shareholders described in this Prospectus. The securities registered hereby include 1,110,000 shares of common stock issuable upon the exercise of the Series A Warrants at an exercise price of $6.00 per share, and 1,110,000 shares of common stock issuable upon the exercise of the Series B Warrants, at an exercise price of $7.00 per share. The Warrants are being distributed as a dividend with respect to the common stock of the Company to shareholders of record as of July 13, 1998. By their terms, the Warrants are nontransferable prior to exercise and cannot be transferred without the consent of the Company. The Warrants are now exercisable until [the date three years from the date hereof]. The selling stockholders may offer and sell the common stock at their discretion. They are registering 926,448 shares of their common stock. They can sell these shares in the over-the-counter market or otherwise. They may sell at market prices at the time of sale, at prices related to the market price or at negotiated prices. We will receive no proceeds from the sale of common stock by the selling stockholders. Each of the selling stockholders may transfer, pledge, donate or assign their selling stockholders' shares to lenders, family members and others. If this happens, each of these persons will then be a "Selling Stockholder" for purposes of this Prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who transfer, pledge, donate or assign selling stockholders' shares will decrease when they take these actions. The plan of distribution for selling stockholders' shares will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of our common stock may not bid for, or purchase, shares of our common stock during a period which commences one business day, or 5 business days if our public float is less than $25 million or our average daily trading volume is less than $100,000, prior to that person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.

        We are bearing all costs relating to the registration of the shares of common stock, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholder selling shares of common stock.

        There is no assurance that all or any of the shares will be sold, or any requirement, or escrow provisions to assure that, any minimum amount of Warrants will be exercised. All funds received upon the exercise of any Warrants will be immediately available to the Company for its use.

THE SELLING STOCKHOLDERS

In addition to the Warrants and the shares underlying the Warrants described in this Prospectus, it also covers restricted shares that have been acquired the Selling Stockholders, named below or that we may name supplementally, as of June 11, 1999. The following table sets forth the name of each Selling Stockholder, the nature of his or her position, office, or other material relationship with us, the number of shares of common stock beneficially owned by each Selling Stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be beneficially owned by a Selling Stockholder after the offering.

                                              Shares Owned       Shares                     Shares Owned
                                              Prior to           Offered      Outstanding   After Offering
Name                                          Offering(1)        Herein       Shares(2)     Percentage
----                                          -------------      -------      -----------   --------------
Von Graffenried Privat Bank                     1,250,001        187,500       1,062,501        9.8%
Bank Julius Baer & Co. Ltd.                       939,997        141,000         798,997        7.4%
UBS AG                                            500,000         75,000         425,000        3.9%
Herbert Towning                                   300,000        300,000               0        0.0%
Swiss Bank Corporation                            133,332         20,000         113,332        1.0%
Heinrich Auwarter                                 126,667         19,000         107,667        1.0%
Kennsco, Inc.(3)                                   51,948         51,948               0        0.0%
Steve Keller                                       45,000         45,000               0        0.0%
Continental Computer Exchange                      40,000         40,000               0        0.0%
Leon Hasson, President, Dir. Of uMember.com        22,500         15,000           7,500         **
Dan Fanym                                          20,000         20,000               0        0.0%
Shahriar Kashfi                                    20,000         20,000               0        0.0%
Farideh Beral                                      17,500         10,000           7,500         **
Behzad Eshghieh                                    17,500         10,000           7,500         **
Nasser Ahdout                                       9,500          2,000           7,500         **
Jahanguir Esfandi                                   5,000          5,000               0        0.0%
Joseph Yafeh                                        5,000          5,000               0        0.0%
Shahab Morim                                        3,000          3,000               0        0.0%
Brown Brothers Harriman & Co.                       2,000          2,000               0        0.0%

-----------------

**      less than 1%

(1) For purposes of this table, each person listed above is deemed to own shares of common stock if he has the right to acquire the common stock within 60 days of June 11, 1999. For purposes of computing the percentage of outstanding shares of common stock held by each selling security holder, any security which they have the right to acquire within such date is deemed to be outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, we believe, based on information supplied by selling security holder, that they have sole voting and investment power with respect to all the shares of common stock which they own.

(2)     Based on a total of 10,831,948 shares of common stock outstanding.

(3)     Beneficially-owned by Kenneth Searl, Vice President of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Of the 10,831,948 shares of the Company's common stock outstanding prior to the exercise of any Warrants, 1,110,000 shares are currently freely tradeable, 971,448 being sold by the selling shareholders under this registration will be freely tradeable and approximately 8,080,500 will be eligible as of July 13, 1999 for public resale under Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). In addition, the 2,220,000 shares of common stock underlying the Warrants will also be freely tradeable into the public market immediately upon issuance. Sales of substantial amounts of this common stock in the public market could adversely affect the market price of the common stock. Furthermore, all of the remaining shares of common stock presently outstanding are restricted and/or affiliate securities which are not presently, but may in the future be sold, pursuant to Rule 144, into any public market that may exist for the common stock. Future sales by current shareholders could depress the market prices of the common stock in any such market.

        In general, under Rule 144 as currently in effect, a person (or group of persons whose shares are aggregated), including affiliates of the Company, can sell within any three-month period, an amount of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least one year have elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least two years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months can sell restricted shares under Rule 144 without regard to any limitations on the amount.

WARRANT EXERCISE PROCEDURE

        The Warrants may be exercised in whole or in part by presentation of the Warrant Certificate, with the Purchase Form on the reverse side thereof filled out and signed at the bottom thereof, together with payment of the Exercise Price and any applicable taxes at the principal office of Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the Exercise Price shall be made in lawful money of the United States of America in cash or by cashier's or certified check payable to the order of "Wareforce.com, Inc., Warrant Exercise Account."

        All holders of warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the Transfer Agent and/or Warrant Agent, together with the Certificates being surrendered and full payment of the Exercise Price in cleared funds, the checks or other funds will be delivered to the Company and the Transfer Agent and/or Warrant Agent will promptly issue certificates for the underlying common stock. It is presently estimated that certificates for the shares of common stock will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                                  LEGAL MATTERS

        To the knowledge of management, there is no material litigation pending or threatened against us. The validity of the issuance of the shares offered hereby will be passed upon for us by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                                     EXPERTS

        The audited consolidated financial statements and schedules included in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, Ernst & Young LLP, and Boyum and Barenscheer PLLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     In June 1998, we engaged Arthur Andersen LLP as our independent accountants, to replace Ernst & Young LLP. The decision was made by our Board of Directors, upon the recommendation of management, and was not due to any disagreement with Ernst & Young LLP. During the fiscal year ended December 1996 we had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their report on our financial statements. The reports of Ernst & Young LLP on our financial statements for fiscal 1996 (the last fiscal year audited by Ernst & Young LLP) did not contain any adverse opinion, disclaimer or opinion or modification as to uncertainty, audit scope or accounting principles.

-----------------------------------          -----------------------------------

NO DEALER, SALESMAN OR OTHER PERSON
IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY                           WAREFORCE.COM, INC.
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE
HEREBY. IF GIVEN OR MADE, SUCH                         3,191,448 SHARES
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY. THIS
PROSPECTUS DOES NOT CONSTITUTE AN                      ----------------
OFFER TO SELL OR A SOLICITATION OF
AN OFFER TO BUY ANY OF THE
SECURITIES COVERED HEREBY IN ANY
JURISDICTION OR TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH                         COMMON STOCK
OFFER OR SOLICITATION IN SUCH
JURISDICTION. NEITHER THE DELIVERY
OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, IN ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE                              PROSPECTUS
COMPANY SINCE THE DATE HEREOF.

       ----------------

UNTIL [90 DAYS AFTER THE DATE OF                       __________, 1999
THIS PROSPECTUS], ALL DEALERS
EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR
NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN
ADDITION TO THE OBLIGATION OF
DEALERS TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS
OR SUBSCRIPTIONS.
-----------------------------------          -----------------------------------

                       WAREFORCE.COM INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS


Wareforce Incorporated and Subsidiary - Consolidated Financial Statements

AS OF DECEMBER 31, 1996, 1997 AND 1998 AND THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND 1999 (UNAUDITED)


Report of Independent Public Accountants.........................................................F-2 & F-3
Consolidated Balance Sheets......................................................................F-4 & F-5
Consolidated Statements of Operations............................................................F-6
Consolidated Statements of Stockholders' Equity..................................................F-7
Consolidated Statements of Cash Flows............................................................F-8 & F-9
Notes to Consolidated Financial Statements.......................................................F-10-F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and
  Stockholders of Wareforce.com, Inc.:


We have audited the accompanying consolidated balance sheets of WAREFORCE.COM, INC. (a Nevada corporation) AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wareforce.com, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                           /s/ ARTHUR ANDERSEN LLP

                                               ARTHUR ANDERSEN LLP


Los Angeles, California
March 26, 1999

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
Wareforce Incorporated and Subsidiary


We have audited the accompanying consolidated balance sheets of Wareforce Incorporated and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wareforce Incorporated and Subsidiary at December 31, 1996, and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                  ERNST & YOUNG LLP



July 22, 1997

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS



                                                                        DECEMBER 31,
                                                                -----------------------------        MARCH 31,
                                                                   1997               1998             1999
                                                                -----------       -----------       -----------
                                                                                                     Unaudited
CURRENT ASSETS:
Cash and cash equivalents                                       $   383,188       $   817,721       $   789,412
Marketable securities                                                89,784            41,890            40,680
Trade receivables, net of
    allowance of $259,900, $450,600, and $540,300
    at December 31, 1997, 1998 and March 31, 1999,
    respectively                                                 10,814,132        19,753,622        18,201,831
Net investment in sales-type leases                                      --                --         1,269,797
Other receivables                                                 1,156,948           280,827           431,418
Inventories                                                       2,500,378         1,813,543         2,042,911
Prepaid expenses                                                    115,379           225,952           293,166
Income taxes receivable                                             158,652           237,000           231,920
Deferred tax assets                                                 275,900           631,000           631,000
                                                                -----------       -----------       -----------
        Total current assets                                     15,494,361        23,801,555        23,932,135
                                                                -----------       -----------       -----------
PROPERTY AND EQUIPMENT, net                                         792,707         1,127,495         1,833,546
                                                                -----------       -----------       -----------

NOTES RECEIVABLE AND ADVANCES TO STOCKHOLDERS                       991,872         3,375,600         3,383,436
                                                                -----------       -----------       -----------

OTHER ASSETS                                                         13,710            97,723            83,369
                                                                -----------       -----------       -----------

GOODWILL, net of amortization of $0 at December 31, 1997,
   $136,039 at December 31, 1998 and $236,480 at
   March 31, 1999                                                        --         2,701,731         4,397,226
                                                                -----------       -----------       -----------
       Total assets                                             $17,292,650       $31,104,104       $33,629,712
                                                                ===========       ===========       ===========




                   The accompanying notes are an integral part
                      of these consolidated balance sheets

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                                             DECEMBER 31,
                                                                   --------------------------------          MARCH 31,
                                                                      1997                 1998                1999
                                                                   ------------        ------------        ------------
                                                                                                             Unaudited
CURRENT LIABILITIES:
 Line of credit                                                    $  5,907,845        $ 10,923,414        $ 11,002,495
 Accounts payable                                                    10,143,259          14,340,586          13,701,213
 Accrued expenses                                                       138,208             901,887             951,821
 Sales taxes payable                                                    442,143             670,408             526,811
 Current portion of long-term debt                                       10,450               6,637           1,217,598
 Customer deposits                                                           --             660,559             171,706
 Note Payable                                                                --                  --             250,000
                                                                   ------------        ------------        ------------
           Total current liabilities                                 16,641,905          27,503,491          27,821,644
                                                                   ------------        ------------        ------------

Long-term debt, less current portion                                     11,137               6,173             594,462
                                                                   ------------        ------------        ------------
          Total liabilities                                          16,653,042          27,509,664          28,416,106
                                                                   ------------        ------------        ------------

COMMITMENTS (Note 13)

STOCKHOLDERS' EQUITY:
  Preferred Stock, $0.01 par value, 5,000,000 shares
  authorized no shares issued or outstanding                                 --                  --                  --
Common stock, $.001 par value,
    50,000,000, authorized 6,771,883, 10,135,000 and
    10,750,000 shares issued and outstanding as of
    December 31, 1997, 1998 and March 31, 1999, respectively              1,000              10,135              10,750
Additional paid in Capital                                                   --           9,544,241          11,761,126
Stock subscriptions                                                                          20,000
Unrealized loss on marketable securities,                                    --                  --                  --
    net of deferred tax benefit of $13,910 and
    $13,935 in December 31, 1997 and 1998,
    and $13,935 as of March 31, 1999, respectively                      (20,831)            (20,783)            (20,783)
Retained earnings (accumulated deficit)                                 659,439          (5,959,153)         (6,537,487)
                                                                   ------------        ------------        ------------
          Total stockholders' equity                                    639,608           3,594,440           5,213,606
                                                                   ------------        ------------        ------------
          Total liabilities and stockholders' equity               $ 17,292,650        $ 31,104,104        $ 33,629,712
                                                                   ============        ============        ============

                   The accompanying notes are an integral part
                      of these consolidated balance sheets.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                     Three Month's Ended
                                                      Year Ended December 31,                              March 31
                                          ------------------------------------------------      ------------------------------
                                              1996              1997              1998              1998              1999
                                          ------------      ------------      ------------      ------------      ------------
                                                                                                          Unaudited
Net Sales                                 $ 88,509,770      $ 79,621,712      $ 88,894,828      $ 15,396,108      $ 28,213,967

Cost of Goods Sold                          81,034,366        72,464,751        80,137,798        13,931,757        25,265,968
                                          ------------------------------------------------      ------------------------------

  Gross Profit                               7,475,404         7,156,961         8,757,030         1,464,351         2,947,999

Selling, General & Administrative
Expenses                                     6,915,447         6,576,535        11,324,823         1,974,759         3,346,144

Non-recurring Expenses                         699,212                --                --                --                --

                                          ------------------------------------------------      ------------------------------
  (Loss) Income from Operations               (139,255)          580,426        (2,567,793)         (510,408)         (398,145)

Interest Expense                               543,538           490,706           551,136            93,923           142,284
Other Expense(Income)                          (62,668)            6,600           841,932            (1,506)           37,905

                                          ------------------------------------------------      ------------------------------
  (Loss) Income Before Taxes                  (620,125)           83,120        (3,960,861)         (602,825)         (578,334)

Benefit (Provision) for Income Taxes           176,002           (21,440)          771,269           241,130                --

                                          ------------------------------------------------      ------------------------------
  Net (Loss) Income                       $   (444,123)     $     61,680      $ (3,189,592)     $   (361,695)     $   (578,334)
                                          ================================================      ==============================

Basic and Diluted (Loss) Earnings per
Share                                     $      (0.07)     $       0.01      $      (0.38)     $      (0.05)     $      (0.05)
                                          ============      ============      ============      ============      ============

Weighted Average Number of
  Common Shares Outstanding                  6,771,883         6,771,883         8,490,621         6,771,883         10,550,00
                                          ============      ============      ============      ============      ============



                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY



                                                                                                                 Accumulated
                                                                                                                    Other
                                                          Common Stock                    Additional            Comprehensive
                                                  Shares              Amount            Paid-in Capital           Gain(Loss)
                                               -------------------------------------------------------------------------------
BALANCE 12/31/95                                6,771,883          $      1,000          $         --          $    (45,492)
Unrealized gain on marketable
  securities (net of deferred tax                      --                    --                    --                    --
  benefit of $52,621)                                  --                    --                    --                28,696
Net loss
                                               -------------------------------------------------------------------------------
BALANCE 12/31/96                                6,771,883                 1,000                    --               (16,796)
Net income                                             --                    --                    --                    --
Unrealized loss on marketable
  securities (net of deferred tax
  benefit of $2,706)                                   --                    --                    --                (4,035)

Comprehensive loss
                                               -------------------------------------------------------------------------------
BALANCE 12/31/97                                6,771,883                 1,000                    --               (20,831)
To reflect reverse merger into par
  value stock                                          --                 6,882                (6,882)                   --
Jolley Vending, Inc. shares out-
  standing prior to reverse merger              1,110,000                    --                    --                    --
Stock issued for compensation
  at $.49 per share                               253,120                   253               124,123                    --
Stock issued for conversion of
  debt at $3.00 per share                       1,999,997                 2,000             5,998,000
Proceeds from sale of 5,000
  shares of common stock
  subscriptions from exercise of
  stock options                                        --                    --                    --                    --
Comprehensive loss
  Net loss                                             --                    --                    --                    --
  Unrealized gain on marketable
    securities (net of deferred tax
    benefit of $32)                                    --                    --                    --                    48

Comprehensive loss

Repricing of Series A and B Warrants                   --                    --             3,429,000                    --
                                               -------------------------------------------------------------------------------
BALANCE 12/31/98                               10,135,000                10,135             9,544,241               (20,783)
Stock sold in private placement at
   $4.00 per share (unaudited)                    600,000                   600             2,149,400                    --
Conversion of stock subscription to
   common stock (unaudited)                         5,000                     5                19,995                    --
Stock issued for exercise of stock                     --
   options (unaudited)                             10,000                    10                47,490                    --
Net Loss (unaudited)

Comprehensive Loss (unaudited)                         --                    --                    --                    --
                                               -------------------------------------------------------------------------------
BALANCE AT MARCH 31, 1999                      10,750,000          $     10,750          $ 11,761,126          $    (20,783)
                                               ===============================================================================
(UNAUDITED)


                                                                       Retained
                                                                       Earnings           Total Common
                                                 Stock               (Accumulated         Stockholders'        Comprehensive
                                              Subscriptions            Deficit)              Equity            Income (loss)
                                              ------------------------------------------------------------------------------
BALANCE 12/31/95                              $         --          $  1,041,882          $    997,390          $         --
Unrealized gain on marketable
  securities (net of deferred tax                       --                    --                    --                    --
  benefit of $52,621)                                   --                    --                28,696                    --
Net loss                                                                (444,123)             (444,123)
                                              ------------------------------------------------------------------------------
BALANCE 12/31/96                                        --               597,759               581,963                    --
Net income                                              --                61,680                61,680                61,680
Unrealized loss on marketable
  securities (net of deferred tax
  benefit of $2,706)                                    --                    --                (4,035)               (4,035)
                                                                                                                ------------
Comprehensive loss                                                                                                    57,645
                                              ------------------------------------------------------------------============
BALANCE 12/31/97                                        --               659,439               639,608
To reflect reverse merger into par
  value stock                                           --                    --                    --                    --
Jolley Vending, Inc. shares out-
  standing prior to reverse merger                      --                    --                    --                    --
Stock issued for compensation
  at $.49 per share                                     --                    --               124,376                    --
Stock issued for conversion of
  debt at $3.00 per share                                                                    6,000,000
Proceeds from sale of 5,000
  shares of common stock
  subscriptions form exercise of
  stock options                                     20,000                    --                20,000                    --
Comprehensive loss
  Net loss                                              --            (3,189,592)           (3,189,592)           (3,189,592)
  Unrealized gain on marketable
    securities (net of deferred tax
    benefit of $32)                                     --                    --                    48                    48
                                                                                                                ------------
Comprehensive loss                                                                                                (3,189,544)
                                                                                                                ============
Repricing of Series A and B Warrants                    --            (3,429,000)                   --
                                              --------------------------------------------------------
BALANCE 12/31/98                                    20,000            (5,959,153)            3,594,440                    --
Stock sold in private placement at
   $4.00 per share (unaudited)                          --                    --             2,150,000                    --
Conversion of stock subscription to
   common stock (unaudited)                        (20,000)                   --                    --                    --
Stock issued for exercise of stock
   options (unaudited)                                  --                    --                47,500                    --
Net Loss (unaudited)                                                    (578,334)             (578,334)             (578,334)
                                                                                                                ------------
Comprehensive Loss (unaudited)                          --                    --                    --          $   (578,334)
                                              ------------------------------------------------------------------============
BALANCE AT MARCH 31, 1999                     $         --          $ (6,537,487)         $  5,213,606
                                              ========================================================
(UNAUDITED)

                               WAREFORCE.COM, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                                                           Three month's ended
                                                                   Year ended December 31,                       March 31,
                                                       --------------------------------------------    ----------------------------
                                                            1996           1997            1998            1998             1999
                                                                                                                (Unaudited)
OPERATING ACTIVITIES
Net (loss) income                                      $   (444,123)   $     61,680    $ (3,189,592)   $   (361,695)   $   (578,334)
Adjustments to reconcile net income (loss) to
net cash (used in) provided by
operating activities:

       Depreciation and amortization                        224,435         242,494         500,772          69,497         199,156
       Realized loss on investments                              --          46,466          30,629              --              --
       Provision for bad debts                               93,933          79,726         110,601          24,999          24,999
       Deferred taxes                                      (324,930)        153,042        (355,100)          3,594              --
       Reserve for loss on
       remaining subsidiary assets                         (335,000)
       Stock issued for compensation                             --              --         124,376              --              --

Changes in operating assets and liabilities:
       Accounts receivable                               (7,245,811)      8,862,004        (239,389)      2,721,107       2,796,447
       Other receivables                                   (402,356)       (558,787)      1,018,800         590,390        (150,591)
       Inventories                                          467,421        (636,343)      2,067,651       1,742,679         261,843
       Prepaid expenses                                      (8,658)        (46,107)       (104,573)          2,121           2,982
       Income tax receivable                                     --        (174,791)       (163,348)       (229,478)             --
       Other assets                                          88,506          17,385         (55,370)         (8,422)         14,354
       Accounts payable                                   1,041,020       3,986,084      (2,349,972)      1,277,515      (1,484,261)
       Accrued expenses                                     699,150      (1,065,479)        875,160         (30,545)     (1,159,714)
       Income taxes payable                                (112,623)             --              --              --              --
                                                       --------------------------------------------    ----------------------------
Net cash (used in) provided by operating activities      (6,259,036)     10,967,374      (1,729,355)      5,801,762         (73,119)

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property and equipment                 (320,867)       (381,708)       (643,497)        (97,084)       (360,669)
       Sale of property and equipment                        22,920              --              --              --              --
       Sale of subsidiary assets                            300,000              --              --              --              --
       Proceeds from sale of marketable securities          111,242         623,590          17,315      (1,712,054)          1,210
       Cash used in acquisition                                  --              --      (3,000,000)             --        (750,000)
                                                       --------------------------------------------    ----------------------------
Net cash provided by (used by) investing activities         113,295         241,882      (3,626,182)     (1,809,138)     (1,109,459)

CASH FLOWS FROM FINANCING ACTIVITIES
       Net change on line of credit borrowings            7,070,061     (10,618,461)      2,047,489      (3,699,710)       (798,500)
       Long term debt (repayments) borrowings              (210,892)       (760,428)         (8,777)      1,697,867        (317,299)
       Notes receivable and advances to shareholders       (272,055)       (719,817)     (2,383,728)     (2,131,641)         (7,836)
       Proceeds from issuance of common stock                    --              --          20,000              --       2,197,500
       Proceeds from convertible debt                            --              --       6,000,000              --              --
                                                       --------------------------------------------    ----------------------------
Net cash provided by (used in) financing activities       6,587,114     (12,098,706)      5,674,984      (4,133,484)      1,073,865

                                                       --------------------------------------------    ----------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        441,373        (889,450)        319,447        (140,860)       (108,713)

CASH ACQUIRED IN ACQUISITIONS                                    --              --         115,086              --          80,404

CASH AND CASH EQUIVALENTS, beginning of year                831,265       1,272,638         383,188         383,188         817,721

                                                       --------------------------------------------    ----------------------------
CASH AND CASH EQUIVALENTS, end of period               $  1,272,638    $    383,188    $    817,721    $    242,328    $    789,412
                                                       ============================================    ============================

                               WAREFORCE.COM, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                                                           Three month's ended
                                                                 Year ended December 31,                         March 31,
                                                       ------------------------------------------       ---------------------------
                                                         1996            1997             1998             1998             1999
                                                                                                                 Unaudited
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

          Cash paid during the year for:
             Income taxes                              $319,000       $  230,000       $       --       $       --       $       --
                                                       ==========================================       ===========================

             Interest                                  $570,000       $  451,000       $  692,066       $  103,562       $  144,708
                                                       ==========================================       ===========================

NON-CASH FINANCING ACTIVITIES
          Conversion of debt into common stock         $     --       $       --       $6,000,000       $       --       $       --
                                                       ==========================================       ===========================

          Note payable issued in connection
             with acquisition                          $     --       $       --       $       --       $       --       $  250,000
                                                       ==========================================       ===========================



                   The accompanying notes are an integral part of these consolidated financial statements.

                      WAREFORCE.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



1.       Line of Business/Significant Risks

Wareforce Incorporated (Wareforce) was incorporated in California in April 1985. In July 1998, Wareforce Incorporated entered into a transaction which was accounted for as a reverse merger with Jolley Vending, Inc., a Nevada corporation incorporated in June 1995. At the time of the transaction Jolley Vending, Inc. was inactive. The transaction is accounted for as a reverse merger acquisition, which results in a recapitalization of Wareforce in as much as it is deemed to be the acquiring entity for accounting purposes. In June 1998, Jolley Vending, Inc. changed its name to Wareforce One, Inc. and in January 1999, changed its name to Wareforce.com, Inc. (the Company). The Company is a reseller of computer software, hardware, accessories, and peripherals and provides related technical services.

During 1998, the Company concentrated on expanding its sales and developing its administrative and sales infrastructure. As a result, at December 31, 1998, the Company had a working capital deficit of $3,701,936 and a net loss of $3,189,592 for the year ended December 31, 1998. To continue to progress on its business plan, the Company plans to raise additional working capital through private offerings of equity. Management believes that funds on hand, available on line of credit and raised in private placements subsequent to year-end, will be sufficient to fund its needs through at least December 31, 1999. There can be no assurance that the Company will obtain sufficient funds to execute its business plan or generate positive operating results. Subsequent to year-end, the Company has raised $2,160,000 in private placements (see Note 14).

On August 31, 1998, the Company acquired 100 percent of the outstanding common stock of C.Y. Investment, Inc. (CYI) for $3,000,000 cash. CYI is a reseller of computers, accessories and services to businesses, the general public and municipalities. The acquisition has been accounted for as a purchase and the results of CYI have been included in the accompanying consolidated financial statements since the date of the acquisition. The excess of the purchase price over fair value of net assets acquired (goodwill) was $2,837,770 and is being amortized on a straight-line basis over seven years.

The purchase price was allocated as follows:

Cash                                                                $   115,086
Accounts receivable                                                   8,810,702
Inventories                                                           1,380,816
Other receivables                                                       148,679
Property and equipment                                                   56,024
Goodwill                                                              2,837,770
Other assets                                                             28,643
Accounts payable                                                     (6,547,299)
Line of credit                                                       (2,968,080)
Accrued expenses                                                       (862,341)
                                                                    -----------
                                                                    $ 3,000,000
                                                                    ===========

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of CYI has occurred as of the beginning of fiscal 1997 and 1998:


                                             1997                      1998
                                         -------------            -------------
Net sales                                $ 135,968,015            $ 133,376,335
Net loss                                 $    (126,381)           $  (3,392,143)
Net loss per basic
  common share                           $       (0.02)           $       (0.40)

On August 24, 1995, the Company acquired all of the outstanding common stock of Los Angeles Micromart, Inc. (dba Personal Support Computers) (PSC) for $220,000 cash. The acquisition was accounted for as a purchase. The purchase price approximated the fair value of the net assets acquired, thus no goodwill was recorded.

On November 25, 1996, as part of a plan to consolidate operations, the Company sold certain assets and liabilities of PSC for approximately $300,000. The net book value of the assets sold approximated the sales price. The remaining net assets which are not expected to be recoverable amount to $335,000, and a reserve has been recorded against the related assets and as an element of cost of sales in 1996.

The Company also incurred in 1996 other expenditures which are nonrecurring in nature and include $499,212 relating to a proposed offering, $200,000 for the negotiated settlement of a lawsuit, and $335,000 to record a reserve for certain assets of PSC.

The unaudited pro forma income from operations for the year ended December 31, 1996, excluding the nonrecurring expenses and the retail operations of Personal Support Computers is as follows:


                                                 Nonrecurring           Retail                Pro
Descriptions                 As Reported           Expenses           Operations             Forma
------------                 ------------        ------------        ------------        ------------
Net sales                    $ 88,509,770        $         --        $  9,685,412        $ 78,824,358

Cost of sales                  81,034,366             335,000           7,998,975          72,700,391
                             ------------        ------------        ------------        ------------
Gross profit                    7,475,404            (335,000)          1,686,437           6,123,967

Selling, general and
     administrative             6,915,447                  --           1,924,259           4,991,188
Nonrecurring expenses             699,212             699,212                  --                  --
                             ------------        ------------        ------------        ------------
Income from operations       $   (139,255)       $ (1,034,212)       $   (237,822)       $  1,132,779
                             ============        ============        ============        ============

2.       Summary of Significant Accounting Policies

         a.       Basis of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         b.       Cash and Cash Equivalents

         Cash and cash equivalents includes cash and money market accounts which funds may be deposited or withdrawn at any time without prior notice or penalty. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

         c.       Marketable Securities

         The Company accounts for its marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this statement, the Company's marketable securities, which consist principally of publicly traded equity securities, are classified as available-for-sale. They are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, as well as interest and dividends, are included in income in the accompanying consolidated statement of operations.

         d.       Concentration of Credit Risk

         Accounts receivable represent unsecured balances due from its customers with the Company at risk to the extent such amounts become uncollectible. The Company performs credit evaluations of each of its customers and maintains allowances for potential credit losses. Such losses have generally been within management's expectations.

         Revenues from the three largest customers, the four largest customers, and the largest customer were approximately 54 percent, 63 percent and 23 percent of net sales for the years ended December 31, 1996, 1997, and 1998, respectively. Amounts due from one customer accounted for 25 percent, 18 percent, and 11 percent of accounts receivable at December 31, 1996, 1997, and 1998 respectively.

         During fiscal 1998, the Company lost certain significant customers. These customers represented 31 percent and 8 percent of total revenues in 1997 and 1998, respectively. Management has plans that they believe will replace the lost revenue with new customers.

         e.       Inventories

         Inventories consist primarily of purchased computer software, hardware, peripherals and accessories and are stated at the lower of cost or market; cost is determined using the first-in, first-out method of accounting.

         f.       Property and Equipment

         Property and equipment are stated at cost and are depreciated using the straight-line method over five years. Leasehold improvements are amortized over the period of the lease or the estimated useful life, whichever is shorter. Expenditures for repairs and maintenance are charged to expense as incurred, while improvements and betterments which prolong the useful life of the asset are capitalized and depreciated over their estimated useful lives.

         g.       Goodwill

         Goodwill represents purchase price in excess of the value of the net assets of companies acquired. In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the Company periodically assesses the recoverability of the cost of its goodwill based on a review of the projected undiscounted cash flows of the related company.

         h.       Income Taxes

         The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses and credits are based on the changes in the deferred income tax assets and liabilities from period to period.

         i.       Reverse Merger and Recapitalization

         In connection with the reverse merger (see Note 1), the 2,750,000 common stock outstanding of Wareforce Incorporated was exchanged at a rate of one share of Wareforce Incorporated for 2.4625 shares of Jolley Vending, Inc. The financial statements and earnings per share data have been retroactively restated to reflect the post merger share amounts.

         j.       Use of Estimates

         In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         k.       Major Suppliers

         The Company purchased approximately 92 percent and 80 percent of software, hardware, accessories and peripherals from four suppliers in 1997 and 1998 respectively. Although purchases are concentrated with a few key suppliers, management believes that other suppliers could provide similar services at comparable prices. A change in certain suppliers, however, could cause a possible loss of sales, which could adversely affect operating results.

         l.       Revenue Recognition

         The Company records revenues upon shipment of merchandise. Revenues from software site licenses are recorded when the initial copy of the software is shipped to the customer or when the customer makes additional copies of the licensed software. The Company records the corresponding payable to the software manufacturer for site licenses when such revenues are recorded.

         m.       Loss per Share

         Basic loss per share in the accompanying financial statements is calculated in accordance with SFAS No. 128. SFAS No. 128 requires basic earnings per share be calculated based on weighted average shares outstanding for the period without giving effect to outstanding common stock equivalents, while diluted earnings per share considers the effect of common stock equivalents on weighted average shares outstanding.

         Common share equivalents were not considered as they would be anti-dilutive and had no impact on the loss per share for the fiscal years presented. However, the impact under the treasury stock method of dilutive stock options and warrants would have been 40,849 common shares for the year ended December 31, 1998. There were no dilutive stock options for the years ended December 31, 1996 or 1997.

         n.       New Authoritative Pronouncements

         In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments on Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income. SFAS No. 131 requires disclosure for each segment that is similar to those required under current standards. SFAS 130 and SFAS 131 were adopted for the year ending December 31, 1998 and did not have a material impact on the Company's financial statements.

         o.       Advertising Costs

         The Company expenses advertising costs as incurred.

         Certain marketing and promotional expenditures are reimbursable by suppliers under cooperative marketing and promotional fund agreements. Amounts qualifying for reimbursement are recorded as a receivable from suppliers and as a corresponding reduction in marketing expense in the period the expenditure occurs.

3.       Marketable Securities

The following is a summary of available-for-sale securities held by the Company:


                                          Gross          Gross
                                       Unrealized      Unrealized        Estimated
                           Cost           Gains          Losses         Fair Value
                        ---------      ----------      ----------       ----------
December 31, 1996       $ 791,790       $  92,671       $(120,586)       $ 763,875
December 31, 1997       $ 124,525       $  16,135       $ (50,876)       $  89,784
December 31, 1998       $  76,608              --       $ (34,718)       $  41,890

The net realized gain (loss) on sales of available-for-sale securities totaled $58,000, $46,466, and $30,629 in 1996, 1997, and 1998 respectively.

4.       Property and Equipment

Property and equipment consist of the following as of:


                                                             December 31,               March 31, 1999
                                                    ------------------------------        -----------
                                                       1997               1998             Unaudited
                                                    -----------        -----------        -----------
              Automobiles                          $    70,354        $    83,478        $    88,086
               Equipment                                963,048          1,364,023          1,817,722
               Furniture and fixtures                   207,596            291,713            497,828
               Leasehold improvements                   205,556            406,861            547,205
                                                    -----------        -----------        -----------
                                                      1,446,554          2,146,075          2,950,891
               Less: accumulated depreciation
                 and amortization                      (653,847)        (1,018,580)        (1,117,295)
                                                    -----------        -----------        -----------
                                                    $   792,707        $ 1,127,495        $ 1,833,546
                                                    ===========        ===========        ===========

5.       Line of Credit

During 1998, the Company entered into a new agreement with Congress Financial Corporation (Congress) to provide for a $30,000,000 credit facility, of which $18,000,000 has been allocated to Wareforce and $12,000,000 has been allocated to CYI. $15,000,000 of the $30,000,000 is a revolving credit line and the other $15,000,000 is to be used for inventory flooring plan. Advances under the terms of the revolving credit line are limited to the sum of 85 percent of eligible accounts receivable plus 75 percent of eligible inventory. Interest is payable at Congress's prime rate (7.75 percent at December 31, 1998) and may be raised to prime rate plus two percent under certain conditions and is subject to certain covenants as defined in the agreement. The covenants were also amended in March of 1999 effective December 31, 1998. As of December 31, 1998, the Company is in compliance with the amended covenants. Advances under the inventory flooring plan are based upon qualified inventory purchases and bear no interest for 30 days, interest is charged at a rate of 1.5 percent per month for payments made by the Company beyond the initial 30 day period. Typically, the Company settles its advances under the inventory flooring plan within the 30 day period. The facility is secured by substantially all of the Company's assets and guaranteed by a majority stockholder in the amount of $1,500,000. Outstanding borrowings under the revolving line of credit were $7,877,928 and $7,041,840 at December 31, 1998 and March 31, 1999 respectively. Outstanding borrowings under the inventory flooring plan were $3,045,486 and $4,523,630 as of December 31, 1998 and March 31, 1999 respectively. Unused credit, subject to the terms of the related agreement was $4,365,329 at December 31, 1998 and $2,213,946 at March 31, 1999.

At December 31, 1997, the Company had a $15,000,000 credit facility with a financial institution. The $15,000,000 revolving credit facility was comprised of a $9,000,000 revolving credit line, a $5,000,000 inventory flooring plan and a $1,000,000 term loan. Outstanding borrowings under the revolving line of credit were $3,745,887. Outstanding borrowings under the floor plan line of credit were $2,161,958 and no amounts were outstanding under the $1,000,000 term loan as of December 31, 1997. The credit facility expired in August 1998 and was refinanced with the Congress agreement, described above.

6.       Long-Term Debt

Long-term debt consists of the following as of December 31:

                                                                                       1997          1998
                                                                                      -------       -------
Note payable to bank, secured by vehicle, principal and interest payments of
  $312 per month through April 1999, interest at 7.5 percent per annum                $ 4,538       $ 1,022

Note payable to bank, secured by $27,000 certificate of deposits, principal payments of $530 per month through December 2000 interest at 7.5 percent per
  annum                                                                               $17,049       $11,788
                                                                                      -------       -------
                                                                                      $21,587       $12,810
                                                                                      =======       =======

Maturities of long-term debt for the year ended December 31, are as follows:

               1999                                       $ 3,874
               2000                                       $ 6,173
                                                          $12,810
                                                          =======

7.       Convertible Debt

In March and April 1998, the Company issued in aggregate $6,000,000 of 12 percent convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. The Company paid a commission plus expenses of $810,310 to a third party in connection with raising these funds. Interest is payable monthly. During June 1998, the $6,000,000 was converted into 1,999,997 shares of the Company's common stock.

8.       Common Stock

The Company's Board of Directors (the Board) and stockholders approved a common stock split of 2,750 to 1 on outstanding shares as of October 31, 1996. The Company restated its Articles of Incorporation and Bylaws to increase the authorized shares of common stock to 15,000,000. Accordingly, all shares amounts have been adjusted retroactively for the stock split.

During April 1998, the Company issued options to purchase 253,120 shares of common stock to officers at approximately $0.49 per share for past services performed. During April 1998, the officers exercised the options. The officers were not required to pay the exercise price. Therefore, $124,376 was recorded as compensation expense in the accompanying consolidated financial statements.

In June 1998, prior to the reverse merger, 1,110,000 shares were outstanding of Jolley Vending, Inc. The former stockholders of Jolley Vending, Inc. were issued 1,110,000 Series A warrants and 1,110,000 Series B warrants to purchase common stock at $13.00 per share and $15.00 respectively. The warrants were exercisable upon filing a registration statement with the Securities and Exchange Commission. This registration statement has not been filed. In December 1998, the Series A warrants and Series B warrants were re-priced at $6.00 per share and $7.00 per share, respectively. The difference between the fair value of the warrants as of the date of the re-pricing and the initial issuance is $3,429,000 and is recorded in stockholders' equity in the accompanying consolidated financial statements. The warrants were valued using the Black-Scholes option pricing model using the following weighted average assumptions: 0 dividend yield, expected volatility of 86 percent, weighted average risk-free interest rate of 5.0 percent and expected life of three years.

During December 1998, an employee exercised options to purchase 5,000 shares of common stock at $4.00. As of December 31, 1998, the shares were not issued and are included in stock subscriptions. These shares were issued in January 1999.

9.       Stock Option Plan

During 1998 the Board approved the Wareforce.com, Inc. 1998 Stock Option/Stock Issuance Plan (the 1998 Plan) as a successor to the 1996 Plan. No options were outstanding under the 1996 plan. The Plan has three separate equity programs: the discretionary option grant program, the stock issuance program and the automatic option grant program. As part of the 1998 Plan, the number of common stock available for issuance is 1,000,000 shares subject to increases per year of one percent of the common stock outstanding on December 31 of the preceding year. Incentive stock options will be granted at a price that is not less than 100 percent of fair value of the stock at the date of grant, and non-qualified stock options will be granted at a price that is not less than 85 percent of fair value of the stock at the date of grant. Options vest as determined by the plan administrator and are generally exercisable over a period not to exceed ten years. As of December 31, 1998, the Company had granted an aggregate of 417,859 options under the 1998 Plan at exercise prices ranging from $2.75 to $5.13 per share which vest over four years from the date of grant.

The number of options and weighted-average exercise prices of options for each of the following groups of options, for the periods indicated, are as follows:



                                                      Number of          Weighted-Average
                                                       Options            Exercise Prices
                                                       -------               -------
Options outstanding at December 31, 1997                    --               $    --
  Granted                                              670,979               $  2.49
  Exercised                                            258,120               $  0.56
  Cancelled                                              8,750               $  3.34
Options outstanding at December 31, 1998               404,109               $  3.73
Exercisable at December 31, 1998                        55,859               $  5.00


The following table summarizes information about stock options outstanding at December 31, 1998:

                                                               Weighted-Average
            Weighted-Average        Number of Options            Remaining                  Number of Shares
             Exercise Price            Outstanding             Contractual Life               Exercisable
            ----------------        -----------------          ----------------             ----------------
               $   3.03                 255,000                    9.6 years                         --
               $   4.94                 149,109                    9.7 years                     55,859

The Company accounts for grants under the 1998 Plan under APB No. 25 and, accordingly, no compensation costs have been recognized in the accompanying consolidated statements of operations. If compensation costs for the 1998 Plan had been determined under SFAS No. 123, pro forma net loss would have been as follows:

Net loss as reported                                $  (3,189,592)
Net loss pro forma                                  $  (3,400,192)
Basic and diluted loss per share
  as reported                                       $       (0.38)
Basic and diluted loss per share
  pro forma                                         $       (0.40)


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:


                                                                Weighted-Average
                                                              Assumptions for Option
                                                                     Grant
                                                              ----------------------
Dividend Yield                                                    None
Expected Volatility                                               86 percent
Weighted Average Risk-Free Interest Rate                          5.22 percent
Expected Lives                                                    5 years
Weighted-Average Fair Value of Options Granted                    $ 2.64

10.      Income Taxes

The (benefit) provision for income taxes is as follows as of December 31:


                                                          1996                  1997                  1998
                                                       ---------             ---------             ---------
Current:
                                    Federal            $ 106,283             $  14,700             $      --
                                    State                 42,555                 6,800                 2,400
Deferred:
                                    Federal             (243,051)                  (60)             (590,669)
                                    State                (81,789)                   --              (183,000)
                                                       ---------             ---------             ---------
                                                       $(176,002)            $  21,440             $(771,269)
                                                       =========             =========             =========

The deferred income tax assets consist of the tax effect of temporary differences related to the following components as of December 31:

                                                                1997                     1998
                                                             -----------             -----------
Deferred tax assets:
                        Inventory reserves                   $   281,500             $   138,000
                        Allowance for bad debts                   87,800                 180,200
                        Other accruals                            14,900                 115,300
                        Net operating loss
                          carryforward                                --               1,426,000
                                                             -----------             -----------
                                                                 384,200               1,859,500
                        Valuation allowance                     (108,300)             (1,228,500)
                                                             -----------             -----------
                        Total deferred tax assets            $   275,900             $   631,000
                                                             ===========             ===========

As of December 31, 1998, the Company had a Federal net operating loss carryforward of approximately $3,974,000, which will expire in fiscal years ending 2018. A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                       1996                               1997                                1998
                              --------------------             ---------------------                 -------------------
Federal income tax benefit
  (provision) at the
  statutory rate              $   210,842       34%            $   (25,630)      (31)%               $ 1,351,000      34%
State taxes, net of federal
  income tax effect           $    37,828        6%                 (7,730)       (9)%                   175,000       4%
Provision for net operating
  loss carryforward                    --       --                      --        --                  (1,120,200)    (28)%
Tax refund claims and other
  items, net                      (72,668)     (12)%                11,920        14%                    365,469       9%
                              --------------------             ---------------------                 -------------------
                              $   176,002       28%            $   (21,440)      (26)%               $   771,269      19%
                              ====================             =====================                 ===================

The Company establishes valuation allowances in accordance with SFAS 109. The Company continually reviews the adequacy of the valuation allowance and is recognizing these benefits only as reassessment indicates it is more likely than not that the benefits will be realized.

11.      Related Party Transaction

The Company has various notes due from a majority Shareholder totaling $2,457,700. These notes include $2,000,000 advanced to this Shareholder to purchase 3,358,938 shares of common stock from the former majority Shareholder in February 1998. The notes are due in varying amounts from December 2000 to December 2008 and bear interest at rates from 5.83 percent to 6.48 percent and are pledged as collateral for the line of credit. Included in notes receivable and advances to stockholder is approximately $128,000 of accrued interest as of December 31, 1998. In addition, the Company has made advances to this Shareholder. Total advances without a promissory note are $789,900 as of December 31, 1998. The Shareholder plans to repay these advances beginning in fiscal year 2000 through 2008.

A stockholder of the Company owns the Company's distribution facility, to which the Company made rental payments of $10,200 per month to the stockholder for a total of $122, 400 for each of 1996 and 1997, and $81,600 in 1998. In September 1998 the Company moved to a new distribution facility.

12.      Employee Profit Sharing Plan

Effective January 1, 1993, the Company adopted a noncontributory Employee Profit Sharing Plan (the Plan). The Plan covers all employees who are 21 years of age or older and have one or more years of service as of June 1, 1993. Company contributions to the Plan are voluntary and at the discretion of the Board of Directors.

In 1996, the Company amended the Plan to include the Company's 401(k) Profit Sharing Plan (the 401(k) Plan) which was formed on January 1, 1996. Under the 401(k) Plan, eligible employees can defer up to 10% of their salary, subject to certain limitations, and the Company, at its discretion, may make a matching contribution equal to a percentage of the deferred salary elected by employees. Contributions made by the Company to both plans totaled $6,135 in 1998. There were no contributions made by the Company to either plan in 1997 or 1996.

13.      Commitments

         a.       Operating Leases

         The Company leases facilities under non-cancelable operating leases expiring through January 2005. The lease agreements provide for periodic cost of living adjustments based upon changes in the Consumer Price Index. Rent expense recorded by the Company totaled approximately $285,000, $366,000, and $551,000 during 1996, 1997, and 1998 respectively.

         Minimum lease payments for the years ending December 31, are as follows:

                            1999                         $  621,878
                            2000                            496,969
                            2001                            442,303
                            2002                            442,303
                            2003                            337,034
                            Thereafter                      318,078
                                                         ----------
                                                         $2,658,565
                                                         ==========

         b.       Employment Contracts

         The Company has employment agreements with five of its executive officers, which expire through August 2001. These agreements provide for minimum salary levels, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 1998, excluding bonuses, was approximately $1,976,000.


14.      Subsequent Events

         a.       Common Stock

         In January 1999, the Company sold in aggregate 600,000 shares of common stock in a private placement at an issue price of $4.00 per share for net proceeds of $2,150,000.

         b.       Acquisitions

         In March 1999, the Company purchased certain assets and liabilities of Kennsco, Inc. for $1,000,000. The purchase price was paid $750,000 cash and $250,000 by means of a promissory note due in September 1999, payable in shares of the Company's common stock as defined in the agreement. The Company is a Minneapolis, Minnesota-based technical services company.

         In February 1999, the Company entered into a letter of intent to purchase 70 percent of the outstanding stock of uMember.com a private online auction company, a start up organization incorporated on January 28, 1999. In connection with the proposed purchase, the Company is required to fund $1,000,000 of uMember.com's operations and also issue 30,000 restricted shares of the Company's common stock to the owners of uMember.com. The restricted shares were issued April 27, 1999. As of May 31,1999 $150,000 has been advanced to uMember to fund operations.

15.      INFORMATION RELATED TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)


BASIS OF PRESENTATION

         The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related noted thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

Acquisition

The following unaudited proforma consolidated results of operations have been prepared as if the acquisition of Kennsco had occurred as of the beginning of fiscal 1998 and 1999, the 1999 data is for three months ended:


                                                Consolidated       Consolidated
                                                  Proforma          Profoma
                                                  12/31/98           3/31/99
                                               --------------------------------
SALES                                          $ 108,134,580      $  32,394,901

COST OF SALES                                     93,614,635         28,103,129
                                               --------------------------------
GROSS PROFIT                                      14,519,945          4,291,772

SELLING, GENERAL AND ADMINISTRATIVE               16,785,940          4,441,129
                                               --------------------------------
LOSS FROM OPERATIONS                              (2,265,995)          (149,357)

INTEREST EXPENSE, NET                                868,033            208,845

OTHER INCOME (EXPENSE)                            (1,067,564)           (44,314)
                                               --------------------------------
LOSS BEFORE INCOME TAXES                          (4,201,592)          (402,516)

BENEFIT FOR INCOME TAXES                            (771,269)                --
NET LOSS                                       $  (3,430,323)     $    (402,516)
                                               ================================


                         Additional Sub Events Footnotes


Sales Type Leases

The present value of the minimum lease payments receivable and guaranteed residual value are recorded as equipment sales-leasing at the inception of the lease with a corresponding net investment in sales-type leases. The cost of equipment less the present value of the estimated unguaranteed residual value is recorded as cost of equipment sales-leasing.

Notes Payable

The current portion and non current portion of long term debt consist of the following notes :

Sales type leases with several leasing companies with varying monthly payments through June, 2002 with varying interest rates from 8 to 9.56 percent per annum.

A note to Ken Searl payable in 13 quarterly installments of principal and interest, at Congress Financial Corporation's prime rate of interest charged to Wareforce.

Note payable to Fidelity Bank for inventory that is due March 31, 2000 and is payable in 12 monthly installments of $39,455.28, which includes principal and interest at the current rate of 10.25 percent per year.


                                                  CURRENT             NON CURRENT
                                                 ----------           ----------
Leases                                           $  707,459           $  403,330

Searl                                                53,502              187,258

Fidelity                                            450,000                   --
                                                 ----------           ----------
                                                 $1,210,961           $  590,588
                                                 ==========           ==========

Line of Credit

The agreement previously mentioned in footnote 5 with Congress Financial Corporation was amended in March 1999 to include Kennsco and provides a $2,000,000 revolving sub-facility under the same terms as the original loan agreement. At March 31, 1999, $877,600 was outstanding by Kennsco.

Warrants

In June 1999 Wareforce.com engaged the services of an investment relations firm. Part of their compensation is 50,000 stock purchase warrants. These warrants are convertible into 50,000 shares, exercisable at $7.00/per share. The warrants vest immediately and expire 1.5 years from the date of issue.

                  C.Y. INVESTMENT INC.
                  (DBA MICROAGE/IMPRES TECHNOLOGY)

                  FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 1997 AND 1996
                  TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of C.Y. INVESTMENT INC. (DBA MICROAGE/IMPRES TECHNOLOGY):

We have audited the accompanying balance sheets of C.Y. INVESTMENT INC. (DBA MICROAGE/IMPRESS TECHNOLOGY) (a California corporation) as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to expressed an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C.Y. INVESTMENT INC. as of December 31, 1997 and 1996, and the results of its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                  ARTHUR ANDERSEN LLP

Los Angeles, California
October 22, 1998

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996


                                     ASSETS



                                                 1997               1996
                                             -----------        -----------
CURRENT ASSETS:
  Cash                                       $   380,095        $    96,879
  Accounts receivable, net of
    allowance of $174,000 and $55,000
    in 1997 and 1996, respectively            11,080,181          4,591,164
  Other receivables                              404,928             79,217
  Inventories                                  1,260,653            749,463
  Prepaid expenses                                11,401             34,800
  Income taxes receivable                             --             27,000
                                             -----------        -----------
          Total current assets                13,137,258          5,578,523
                                             -----------        -----------
PROPERTY AND EQUIPMENT, net                       76,081             80,822
                                             -----------        -----------
OTHER ASSETS                                     111,896            104,512
                                             -----------        -----------
                                             $13,325,235        $ 5,763,857
                                             ===========        ===========



      The accompanying notes are an integral part of these balance sheets.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1996


                      LIABILITIES AND STOCKHOLDERS' EQUITY



                                                       1997                 1996
                                                   ------------         ------------
CURRENT LIABILITIES:
  Lines of credit                                  $  8,962,692         $  3,168,460
  Accounts payable                                    2,697,966            1,375,902
  Accrued liabilities                                 1,029,560              510,517
  Income taxes payable                                  114,000                   --
                                                   ------------         ------------
          Total current liabilities                  12,804,218            5,054,879
                                                   ------------         ------------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
  Common stock, no par value:
    Authorized - 1,000,000 shares
    Issued and outstanding - 410,000 shares             410,000              410,000
  Additional paid in capital                            212,751              212,751
  (Accumulated deficit) retained earnings              (101,734)              86,227
                                                   ------------         ------------
          Total stockholders' equity                    521,017              708,978
                                                   ------------         ------------
                                                   $ 13,325,235         $  5,763,857
                                                   ============         ============


      The accompanying notes are an integral part of these balance sheets.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                             STATEMENT OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                1997                 1996
                                           ------------         ------------
NET SALES                                  $ 56,346,303         $ 37,335,006

COST OF SALES                                50,457,421           34,032,282
                                           ------------         ------------
    Gross profit                              5,888,882            3,302,724

SELLING, GENERAL AND ADMINISTRATIVE           5,541,887            3,223,361
                                           ------------         ------------
    Income from operations                      346,995               79,363

OTHER INCOME (EXPENSE):
  Other income                                    9,948                7,093
  Interest expense                             (363,904)            (122,184)
                                           ------------         ------------
                                               (353,956)            (115,091)
                                           ------------         ------------
    Net loss before provision
      for income taxes                           (6,961)             (35,728)

PROVISION FOR INCOME TAXES                     (181,000)              (4,000)
                                           ------------         ------------
NET LOSS                                   $   (187,961)        $    (39,728)
                                           ============         ============

        The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                      (Accumulated
                                                           Additional    Deficit)
                                     Common Stock            Paid in    Retained
                                 Shares        Amount        Capital     Earnings         Total
                               ---------     ---------     ---------     ---------      ---------
Balance, December 31, 1995       410,000     $ 410,000     $ 212,751     $ 125,955      $ 748,706

  Net loss                            --            --            --       (39,728)       (39,728)
                               ---------     ---------     ---------     ---------      ---------
Balance, December 31, 1996       410,000       410,000       212,751        86,227        708,978

  Net loss                            --            --            --      (187,961)      (187,961)
                               ---------     ---------     ---------     ---------      ---------
Balance, December 31, 1997       410,000     $ 410,000     $ 212,751     $(101,734)     $ 521,017
                               =========     =========     =========     =========      =========


        The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                             STATEMENT OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                            1997                1996
                                                        -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                              $  (187,961)        $   (39,728)
  Adjustments to reconcile net loss
    to net cash used in
    operating activities:
      Compensation expense for options issued                25,800              22,200
      Depreciation and amortization                          55,789              38,158
      Provision for doubtful accounts                       219,000              55,000
      Deferred income tax asset                                  --              31,000
  Change in operating assets and liabilities:
      Accounts receivable                                (6,708,017)         (1,983,924)
      Inventories                                          (511,190)           (223,653)
      Prepaid expenses and other receivables               (302,312)            (59,830)
      Other assets                                           (2,032)             (5,802)
      Income taxes receivable                                27,000             (27,000)
      Accounts payable                                    1,322,064             808,734
      Accrued liabilities                                   493,243             124,142
      Income taxes payable                                  114,000                  --
                                                        -----------         -----------
        Net cash used in
         operating activities                            (5,454,616)         (1,260,703)
                                                        -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                       (43,903)             (9,867)
  Increase in cash surrender value                          (12,497)            (10,371)
                                                        -----------         -----------
        Net cash used in
          investing activities                              (56,400)            (20,238)
                                                        -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES--
  Net borrowings lines of credit                          5,794,232           1,213,945
                                                        -----------         -----------
INCREASE/(DECREASE) IN CASH                                 283,216             (66,996)

CASH, beginning of year                                      96,879             163,875
                                                        -----------         -----------
CASH, end of year                                       $   380,095         $    96,879
                                                        ===========         ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Income taxes                                        $    21,000         $     9,000
                                                        ===========         ===========
    Interest                                            $   322,000         $   127,000
                                                        ===========         ===========

        The accompanying notes are an integral part of these statements.

                              C.Y. INVESTMENT INC.
                        (DBA MICROAGE/IMPRES TECHNOLOGY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

1.      Line of Business and Summary of Significant Accounting Policies

        a.     Line of Business

        C.Y. INVESTMENT INC. (the Company) was incorporated in California in June 1988. The Company is a franchised computer store, which sells computers, accessories and services to businesses, the general public and municipalities. The Company has three locations in Southern California.

        On July 1, 1987, the Company entered into a ten-year franchise agreement with Microage Computer Store, Inc., an Arizona Corporation. The agreement was revised in January 1, 1990 and the period of the agreement remained at ten years starting on the date of this revised agreement. Under the Agreement, the Company has the non-exclusive franchise to operate a Microage Computer Store. The agreements restrict the transfer of the Company's stock and contain non-compete covenants. Subsequent to year-end this agreement was terminated upon the sale of the Company to Wareforce One, Inc. (Note 8).

        b.     Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingencies at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        c.     Sales and Concentration of Credit Risk

        The Company sells computer software, hardware, peripherals and accessories to governmental and private customers. The Company performs periodic credit evaluations of its customers. The Company maintains reserves for potential credit losses and to date such losses have been within management's expectations. As of December 31, 1997 one customer's balance was approximately 20 percent of total accounts receivable. As of December 31, 1996 two customer's balances combined were approximately 32 percent of total accounts receivable.

        d.     Revenue Recognition

        Product revenue is recorded at the time of shipment, net of estimated allowances for bad debts, warranty and product returns. Revenues from software site licenses are recorded when the initial copy of the software is shipped to the customer or when the customer issues a purchase order to make additional copies of licensed software. The Company records the corresponding payable to the software vendor for site licenses when such revenues are recorded.

        e.     Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

        f.     Property and Equipment

        Property and equipment are stated at cost and are depreciated using the straight-line method over estimated lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the life of the asset or the remaining life of the lease.

        The Company capitalizes expenditures which materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related reserves are removed from the accounts and any resulting gain or loss is included in operations.

        g.     Advertising Costs

        The Company expenses advertising costs as incurred. Advertising expenses totaled approximately $198,000 and $43,000 in 1997 and 1996, respectively. Certain marketing and promotional expenditures are reimbursable by suppliers under cooperative marketing and promotional fund agreements. Amounts qualifying for reimbursement are recorded as a receivable from suppliers and as a corresponding reduction in marketing expense in the period the expenditure occurs.

        h.     Income Taxes

        Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

2.      Property and Equipment

Property and equipment consist of the following as of December 31:


                                                                      1997          1996
                                                                     ------        ------
             Equipment                                              $197,768      $172,975
             Office furniture and fixtures                           139,854       130,525
             Leasehold improvements                                  109,346        99,565
                                                                    --------      --------
                                                                     446,968       403,065
             Less -- Accumulated depreciation
               and amortization                                      370,887       322,243
                                                                    --------      --------
                                                                    $ 76,081      $ 80,822
                                                                    ========      ========

3.      Lines of Credit

The Company has a $250,000 line of credit with a vendor. The vendor advances on the credit line for purchases of inventory. Advances under the line of credit are based upon qualified inventory and bear no interest for the first 30 days, an interest rate of prime (8.5 percent as of December 31, 1997) plus 6.5 percent is charged on amounts outstanding longer than 30 days. The credit line is secured by all inventories and is guaranteed by certain shareholders. This agreement shall be in force until one of the parties gives notice to the other that it is terminated. As of December 31, 1997 and 1996, outstanding balances under this line were $13,674 and $24,671, respectively.

The Company has a $750,000 line of credit, subject to agreed upon temporary uplifts, with a finance company for the purchase of inventory. The repayment terms are net 30. The line of credit bears interest of 18 percent on amounts outstanding longer than 60 days. The credit line is secured by substantially all eligible inventories and is guaranteed by certain shareholders. As of December 31, 1997 and 1996, outstanding balances under this line were $378,762 and $189,997, respectively.

As of December 31, 1997, the Company has a $6,750,000 accounts receivable line of credit with a finance company. The availability of this line of credit was reduced to $4,500,000 in February 1998. The advances are subject to a borrowing base computation on eligible accounts receivable. The line is secured by substantially all of the assets of the Company and is guaranteed by certain shareholders. Interest is payable monthly on the outstanding principal at prime plus 0.5 percent. This temporary overline expired in February 2, 1998. As of December 31, 1997, the Company had exceeded its accounts receivable facility by $122,948. As of December 31, 1997, outstanding balances under this line were $6,872,948 and $1,364,011, respectively.

The Company has a $3,250,000 line of credit with a finance company for the purchase of inventory. The line is secured by substantially all of the assets of the Company and is guaranteed by certain shareholders. Advances under the line of credit bear no interest for 40 days, thereafter, interest is at prime plus 0.5 percent. As of September 30, 1997, the Company was approved a temporary increase to $4,875,000. This temporary increase expired on January 31, 1998. As of December 31, 1997 and 1996 outstanding balances under this line were $1,447,308 and $1,589,781, respectively.

The Company has a $250,000 revolving line of credit. The line is secured by substantially all the assets of the Company and is guaranteed by a shareholder. The line expires March 23, 1999 renewable annually. Interest on advances is charged at the Bank's Prime rate plus 2 percent. At December 31, 1997 and 1996, outstanding balances under the line of credit were $250,000 and $0, respectively.

Subsequent to year-end, all of the above lines of credit were refinanced with a financing company (Note 8).

4.      Income Taxes

Under SFAS No. 109, deferred tax assets or liabilities are computed based on the temporary differences between financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse.

Valuation allowances have been established to reduce deferred tax assets to the amount anticipated to be realized. Income tax expense is the tax payable for the period and the change in deferred tax assets and liabilities during the period.

The components of the net deferred income tax asset are as follows as of December 31:

                                                                     1997           1996
                                                                   -------        -------
        Allowance for doubtful accounts                           $  75,000      $  24,000
        Inventory reserves                                          131,000         72,000
        Accrued expenses                                             44,000         59,000
                                                                  ---------      ---------
           Net short-term deferred tax asset                        250,000        155,000

        Depreciation and amortization                                26,000         24,000
                                                                  ---------      ---------
           Long-term deferred tax asset                              26,000         24,000

        Valuation allowance                                        (276,000)      (179,000)
                                                                  ---------      ---------
        Net deferred tax asset                                    $      --      $      --
                                                                  =========      =========

The provision for income taxes is comprised of the following components as of December 31:

                                    1997            1996
                                  --------        --------
Current:
  Federal                         $123,000        $  3,000
  State                             35,000           1,000
                                  --------        --------
                                   158,000           4,000
                                  --------        --------

Deferred:
  Federal                           17,000              --
  State                              6,000              --
                                  --------        --------
                                    23,000              --
                                  --------        --------
Provision for income taxes        $181,000        $  4,000
                                  ========        ========


5.      Commitments and Contingencies

        a.     Deferred Compensation Plan

        The Company entered into a deferred compensation plan in 1989 for the benefit of an employee. The benefit payable under the plan consists of monthly payment of $3,000 commencing on a date determined by the Company but within six months from such retirement date, November 1, 1999 and continuing for 36 months. If the employee dies before retirement age while in the employment of the Company, the benefits payable to the beneficiary will be $100,000. As of December 31, 1997 and 1996, the Company has accrued $47,327 and $36,352, respectively, under this agreement.

        The Company is funding the deferred compensation plan with a life insurance policy on the employee with a face value of $130,000. The cash value of the policy was $64,184 and $51,687 as of December 31, 1997 and 1996, respectively, and is included in other assets in the accompanying balance sheets.

        b.     Leases

        The Company leases facilities under non-cancelable operating leases expiring through December 2000. Total minimum operating lease commitments are as follows:

               Year Ending                            Offices and
               December 31,                            Warehouses
               ------------                            ----------
               1998                                      $274,839
               1999                                       188,003
               2000                                        63,683
                                                         --------
                                                         $526,525
                                                         ========

        Rental expense was $293,746 and $218,442 for the years ended December 31, 1997 and 1996, respectively.

        The Company also subleased part of the warehouse facilities to Battery Technology Inc. under an operating lease that will expire in December of 2000. Total rental income was $93,443 and $81,400 for the year ended December 31, 1997 and 1996, respectively.

6.      Related Party Transactions

A majority stockholder of the Company also has an interest in Battery Technology Inc. (BTI), a California corporation. Total sales to and purchases from BTI were $22,071 and $152,174, respectively, for the year ended December 31, 1997. Total sales to BTI was approximately $42,000 for the year ended December 31, 1996. There was $438 outstanding balance due from BTI and approximately $2,395 due to BTI as of December 31, 1997. There was a $22,803 outstanding balance due from BTI as of December 31, 1996. The Company also subleases office space to BTI (see
Note 5).

A majority stockholder of the Company has a minority interest in Protect Investment Inc., d.b.a.: Microage Industry, a California corporation. Total sales to and purchase from Protec Investment Inc. were $459,146 and $53,571 respectively, for the year ended December 31, 1997. As of December 31, 1997 $23,753 was due from and $2,439 was due to Protec Investment Inc. There was no sales, purchases or amounts due to or from Protec Investment Inc. for the year ended December 31, 1996.

7.      Employment Agreement

The Company has an employment agreement with a stockholder. Under the agreement the employee received an option to purchase shares of the Company up to 20 percent for $100 for each one percent of the common stock. The options vest over the term of the agreement. If ownership in the Company is transferred or sold, the entire 20 percent option becomes vested. The Company recognized $25,800 and $22,200 of expense in 1997 and 1996, respectively, and included in accrued liabilities is

$140,600 and $114,800 related to this agreement for 1997 and 1996, respectively.

8.      Subsequent Events


        a.     Lines of Credit

        On August 27, 1998, the Company entered into a new agreement with a finance company to provide for a $12,000,000 credit facility of which $7,000,000 can be used for inventory flooring, which replaces the previous credit facilities (Note 3). Advances under the terms of the agreement are limited to the sum of 85 percent of eligible accounts receivable plus 75 percent of eligible inventory. Interest is payable at the finance company's prime rate and may be raised to prime rate plus two percent under certain conditions and is subject to certain covenants as defined in the agreement. The facility is secured by substantially all of the Company's assets and guaranteed by a stockholder.

        b.     Sale of Company

        On August 31, 1998, 100 percent of the outstanding stock of the Company was purchased by Wareforce One, Inc. for $3,000,000.

                                 KENNSCO, INC.
                                 AND SUBSIDIARY
                              PLYMOUTH, MINNESOTA

                         CONSOLIDATED FINANCIAL REPORT

                                 JUNE 30, 1998

                                C O N T E N T S

                                                                            Page

INDEPENDENT AUDITORS' REPORT                                                   1

CONSOLIDATED FINANCIAL STATEMENTS

     Consolidated balance sheets                                             2-3
     Consolidated statements of operations and retained
       earnings (deficit)                                                      4
     Consolidated statements of cash flows                                   5-6
     Notes to consolidated financial statements                             7-14

                          INDEPENDENT AUDITORS' REPORT


To The Board of Directors
Kennsco, Inc.
Plymouth, Minnesota


We have audited the accompanying consolidated balance sheets of Kennsco, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations and retained earnings (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Kennsco, Inc. and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 10 to the financial statements, on March 22, 1999, the Company sold its assets to a third party.




Minneapolis, Minnesota
January 20, 1999, (except for Note 10,
   to which the date is March 22, 1999)

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets



-------------------------------------------------------------------------------------------------------
JUNE 30,                                                                       1998              1997
-------------------------------------------------------------------------------------------------------
ASSETS

CASH                                                                        $       --       $  138,366

RECEIVABLES
  Accounts receivable, trade, less allowance for doubtful accounts of
    $30,000 at June 30, 1998 and 1997                                        1,336,403        1,601,808
  Accounts receivable, other                                                   165,251           85,887
                                                                            ----------       ----------

            TOTAL RECEIVABLES                                                1,501,654        1,687,695

NET INVESTMENT IN SALES-TYPE LEASES                                          1,313,081        1,559,976

INVENTORY                                                                      870,417        1,326,638

DEPOSITS AND PREPAID EXPENSES                                                  170,179          147,076

COMPUTER EQUIPMENT UNDER OPERATING LEASES,
  at cost                                                                           --           20,160
  Less accumulated depreciation                                                     --           18,660
                                                                            ----------       ----------
            NET COMPUTER EQUIPMENT UNDER OPERATING LEASES                           --            1,500

EQUIPMENT, at cost
  Transportation equipment                                                      72,135           73,624
  Maintenance equipment                                                        680,450          695,338
  Office equipment                                                           1,232,503        1,192,165
  Leasehold improvements                                                       283,597          255,037
                                                                            ----------       ----------
                                                                             2,268,685        2,216,164
  Less accumulated depreciation                                              1,549,488        1,291,390
                                                                            ----------       ----------
            NET EQUIPMENT                                                      719,197          924,774

INTANGIBLES (net of accumulated amortization)
  Covenants not to compete                                                          --           57,030
  Goodwill                                                                     299,902          325,536
                                                                            ----------       ----------

            TOTAL INTANGIBLES                                                  299,902          382,566

-------------------------------------------------------------------------------------------------------

            TOTAL ASSETS                                                    $4,874,430       $6,168,591
=======================================================================================================


         The Consolidated Notes to Financial Statements are an integral part of these statements.

-----------------------------------------------------------------------------------------------------
                                                                          1998                1997
-----------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

LIABILITIES
  Demand note payable, bank                                            $ 1,707,009        $ 2,100,000
  Demand note payable, stockholder                                         290,762                 --
  Checks written in excess of account balance                              321,053                 --
  Installment notes payable to banks and others                            159,626            351,767
  Discounted lease rentals                                               1,189,460          1,490,944
  Accounts payable, trade                                                1,104,481          1,062,976
  Customer deposits and advances                                           238,138            160,931
  Accrued expenses                                                         196,686            184,023
  Income taxes payable                                                      21,004             20,878
                                                                       -----------        -----------

            TOTAL LIABILITIES                                            5,228,219          5,371,519







STOCKHOLDER'S EQUITY (DEFICIT)
  Common stock, $1.00 par value; 25,000 shares authorized,
    1,000 shares issued and outstanding                                      1,000              1,000
  Additional paid-in capital                                                 9,586              9,586
  Retained earnings (deficit)                                             (364,375)           786,486
                                                                       -----------        -----------


            TOTAL STOCKHOLDER'S EQUITY (DEFICIT)                          (353,789)           797,072

-----------------------------------------------------------------------------------------------------

            TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)       $ 4,874,430        $ 6,168,591
=====================================================================================================

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

      Consolidated Statements Of Operations And Retained Earnings (Deficit)



-------------------------------------------------------------------------------------

YEARS ENDED JUNE 30,                                    1998                  1997
-------------------------------------------------------------------------------------
REVENUES
  Equipment sales and maintenance income             $ 16,729,744        $ 20,372,736
  Equipment sales-leases                                1,139,154           1,336,551
  Operating lease income                                  145,560             195,195
  Financing lease income                                  140,575             141,530
  Interest and miscellaneous income                         1,975              10,873
                                                     ------------        ------------

         TOTAL REVENUES                                18,157,008          22,056,885
                                                     ------------        ------------



COSTS AND EXPENSES
  Cost of equipment sales and maintenance              11,813,675          14,283,655
  Cost of equipment sales-leases                          932,961           1,246,865
  Inventory obsolescence                                  455,000             462,500
  Depreciation of leased equipment                             --              89,663
  Selling, general and administrative expenses          5,670,847           6,252,593
  Interest expense                                        432,261             395,795
                                                     ------------        ------------

          TOTAL COSTS AND EXPENSES                     19,304,744          22,731,071
                                                     ------------        ------------



INCOME (LOSS) BEFORE INCOME TAXES                      (1,147,736)           (674,186)

    Income taxes                                            3,125               4,986
                                                     ------------        ------------


NET INCOME (LOSS)                                      (1,150,861)           (679,172)

          Retained earnings, beginning of year            786,486           1,465,658

-------------------------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT), END OF YEAR             $   (364,375)       $    786,486
=====================================================================================


         The Consolidated Notes to Financial Statements are an integral part of these statements.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                      Consolidated Statements Of Cash Flows



---------------------------------------------------------------------------------------------------------

YEARS ENDED JUNE 30,                                                          1998                1997
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income (loss)                                                        $(1,150,861)       $  (679,172)
  Adjustments to reconcile net income (loss) to cash provided by operating activities:
        Net profit on sales type leases added                                 (206,192)           (89,685)
        Depreciation and amortization                                          352,108            534,076
        Loss on sale of assets                                                   2,784            105,900
        Leased equipment transferred to inventory, at net book value           467,661            117,817
        Principal portion of sales type lease payments received                867,425          1,106,149
        (Increase) decrease in receivables                                     186,041             59,369
        (Increase) decrease in inventory                                       456,221            433,428
        (Increase) decrease in other assets                                    (23,103)             4,291
        Checks written in excess of account balance                            321,053                 --
        Increase (decrease) in accounts payable
          and accrued expenses                                                  54,168           (201,385)
        Increase (decrease) in customer deposits and advances                   77,207            (85,273)
        Increase (decrease) in income taxes payable                                126              8,361
        Increase (decrease) in deferred income taxes                                --            (10,014)
                                                                           -----------        -----------

            NET CASH PROVIDED BY OPERATING ACTIVITIES                        1,404,638          1,303,862




CASH FLOWS FROM INVESTING ACTIVITIES:

  Equipment purchased for leasing                                             (881,999)          (931,669)
  Capital expenditures                                                         (76,856)          (376,754)
  Proceeds on sale of assets                                                    11,705            122,380
                                                                           -----------        -----------

            NET CASH (USED IN) INVESTING ACTIVITIES                           (947,150)        (1,186,043)
                                                                           ===========        ===========


--------------------------------------------------------------------------------


         The Consolidated Notes to Financial Statements are an integral part of these statements.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                Consolidated Statements Of Cash Flows (Continued)




-----------------------------------------------------------------------------------------

YEARS ENDED JUNE 30,                                         1998                  1997
-----------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Net proceeds (payments) under demand notes payable       $  (102,229)       $  (141,083)
  Payments on installment notes payable                       (192,141)          (287,975)
  Proceeds from installment notes payable                           --            394,065
  Proceeds from discounted lease rentals                       676,145          1,446,385
  Payments on discounted lease rentals                        (977,629)        (1,553,890)
                                                           -----------        -----------

            NET CASH (USED IN) FINANCING ACTIVITIES           (595,854)          (142,498)
                                                           -----------        -----------


INCREASE (DECREASE) IN CASH                                   (138,366)           (24,679)

         Cash, beginning of year                               138,366            163,045
                                                           -----------        -----------

CASH, end of year                                          $        --        $   138,366
                                                           ===========        ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash payments for:
    Interest                                               $   433,180        $   395,765
                                                           ===========        ===========

    Income taxes                                           $     2,999        $     6,721
                                                           ===========        ===========


--------------------------------------------------------------------------------

         The Consolidated Notes to Financial Statements are an integral part of these statements.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------



NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS:

         The Company is engaged in selling and leasing new and used computer equipment. Additional revenues are derived from the maintenance and installation of computer equipment and the management of computer networks.

PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE AND EXPENSE RECOGNITION:

         Income from the sale of equipment and the related cost of equipment are recorded at the time of customer acceptance of the equipment.

         Maintenance and installation income is recorded at the time services are performed or, if under contract, in the period earned. The related costs are recorded as incurred.

         As required by Statement of Financial Accounting Standards No. 13, the Company's leasing activities as lessor are accounted for as either sales-type or operating leases. Accordingly, leases that transfer substantially all of the benefits and risks of ownership have been accounted for as sales-type leases. All other leases have been accounted for as operating leases.

         The accounting methods and the related financial reporting effects are described below:

         1. Sales-type leases: The present value of the minimum lease payments receivable and guaranteed residual value are recorded as equipment sales-leasing at the inception of the lease with a corresponding net investment in sales-type leases. The cost of the equipment less the present value of the estimated unguaranteed residual value is recorded as cost of equipment sales-leasing.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------


NOTE 1.  (CONTINUED)

         2. Operating leases: Revenue consists of monthly rentals and is recorded as operating lease income. The cost of the equipment is recorded as equipment under operating leases and is depreciated over the estimated useful lives of the equipment using the straight-line method.

RESIDUAL VALUES:

         Residual values, representing the estimated value of the equipment at the termination of a lease, are recorded in the financial statements at the inception of each sales-type lease. Residual values are thereafter regularly reviewed by management, and adjustments are made where it is considered there has been a permanent reduction in value. No upward revision of residual values is made subsequent to the inception of the lease.

         Residual values relating to equipment which is subject to a sales-type lease are recorded at their net present value and are incremented to their future value on a yield basis over the lease term.

         The residual values for operating leases are included in the equipment under operating leases net book value and are subject to the same yearly review as the residual values established for sales-type leases.

DISCOUNTED LEASE RENTALS:

         Proceeds from financing equipment on a non-recourse basis is recorded on the balance sheet as discounted lease rentals. In the event of default by the lessee, the lender has first lien against the underlying leased equipment with no further recourse against the Company.

INVENTORY:

         Inventories consist of new and used computer equipment and maintenance parts and equipment.

         Inventories are valued at the lower of cost or market with cost determined on the specific identification method for computer equipment and on the first-in, first-out method for maintenance parts and other inventories. Market for maintenance inventory is determined from published industry references where available. The remainder of the maintenance inventory is reduced below cost by a market valuation reserve based on management's estimate of the realizable value and usefulness of the inventory in fulfilling its maintenance contracts.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------


NOTE 1.  (CONTINUED)

DEPRECIATION:

         Depreciation is computed using principally the straight-line method over the estimated useful lives of the assets. The lives assigned are as follows:

         Equipment on lease                                 2 - 3 years
         Transportation equipment                           2 - 5 years
         Maintenance equipment                              3 - 7 years
         Office equipment                                   5 - 7 years
         Leasehold improvements                            2 - 20 years


AMORTIZATION:

         Amortization of intangible assets is computed using the straight-line method over the following periods:

         Covenants not to compete                               5 years
         Goodwill                                         15 - 40 years


INCOME TAXES:

         Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.


NOTE 2.  NET INVESTMENT IN SALES-TYPE LEASES

The components of the net investment in sales-type leases are as follows:


JUNE 30,                                           1998                 1997
-------------------------------------------------------------------------------
Total minimum lease payments to
  be received                                    $ 1,362,890        $ 1,631,498
Estimated unguaranteed residual
  values of leased equipment                          85,528             92,853
Less unearned income                                (135,337)          (164,375)

-------------------------------------------------------------------------------
       NET INVESTMENT IN SALES-TYPE LEASES       $ 1,313,081        $ 1,559,976
===============================================================================

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------


NOTE 2.  (CONTINUED)

The following is a schedule by year of minimum lease payments receivable on non-cancelable sales-type leases:

YEARS ENDING JUNE 30,
--------------------------------------------------------------------------------
            1999                                          $  780,369
            2000                                             494,748
            2001                                              87,773
--------------------------------------------------------------------------------
            TOTAL MINIMUM LEASE PAYMENTS RECEIVABLE       $1,362,890
================================================================================


NOTE 3.  INVENTORY

Inventory consists of the following:



JUNE 30,                                           1998                 1997
-------------------------------------------------------------------------------
Computer equipment                              $   381,970         $   444,895
Maintenance parts and equipment                     937,287           1,318,391
Other                                                25,860              25,852
                                                -----------         -----------
                                                  1,345,117           1,789,138
Less market valuation reserve for
  maintenance parts and equipment                  (474,700)           (462,500)

-------------------------------------------------------------------------------
                    TOTAL INVENTORY             $   870,417         $ 1,326,638
===============================================================================


NOTE 4.  DEMAND NOTES PAYABLE

The Company has a $2,300,000 revolving line of credit, of which $1,707,009 and $2,100,000 was outstanding at June 30, 1998 and 1997, respectively. The line carries an average interest rate of 4.00% over the prime rate (prime rate at June 30, 1998 was 8.50%). The line of credit is secured by the Company's accounts receivable, inventory, equipment, general intangibles and the personal guarantee of the stockholder. The Company is required to make monthly principal payments of $40,000 and interest. The credit line expires February 28, 1999.

The Company has a demand note payable to the stockholder of which $290,762 was outstanding at June 30, 1998. This note payable is subordinate to the revolving line of credit described above and requires monthly interest only payments of 2.00% over the prime rate. The note is secured by the Company's accounts receivable, inventory, equipment and general intangibles. Interest expense related to this note amounted to $4,375 for 1998.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------



NOTE 5.  INSTALLMENT NOTES PAYABLE TO BANKS AND OTHERS

Installment notes payable consist of the following:


JUNE 30,                                                                                 1998           1997
--------------------------------------------------------------------------------------------------------------
Note payable to Century Bank National Association, prime rate plus 2.00% payable in monthly installments of $5,825 through March 1999 and $5,804 on April 1,
  1999, secured by accounts receivable, inventory, equipment and general
  intangibles                                                                          $ 55,378       $116,128

Note payable to Guardian Capital, Inc., 9.50% payable in monthly installments of
  $11,507 through March 1999, secured by furniture, fixtures and equipment               99,482        221,340

Note payable to Sencore, 9.90% payable in monthly installments of $884 through
  November 1998, secured by equipment                                                     4,766         14,299
--------------------------------------------------------------------------------------------------------------

                    TOTAL INSTALLMENT NOTES PAYABLE                                    $159,626       $351,767
==============================================================================================================


Maturities of long-term notes payable are as follows:


YEARS ENDING JUNE 30,
-----------------------------------------------------------------------
         1999                                                  $159,626
-----------------------------------------------------------------------

         TOTAL                                                 $159,626
=======================================================================

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------


NOTE 6.  DISCOUNTED LEASE RENTALS

The Company utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a non-recourse basis. In return for this secured interest, the Company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the Company. Proceeds from discounting are recorded on the balance sheet as discounted lease rentals. As lessees make payments, financing lease income and interest expense are recorded. Discounted lease rentals at 8.50% to 10.00% are reduced by the interest method and are due in varying installments through June 2001. Discounted lease rentals are secured by assignment of lease contracts.

Scheduled maturities of discounted lease rentals are as follows:


YEARS ENDING JUNE 30,
-----------------------------------------------------------------------
         1999                                                $  685,049
         2000                                                   428,785
         2001                                                    75,626
-----------------------------------------------------------------------
         TOTAL DISCOUNTED LEASE RENTALS                      $1,189,460
=======================================================================


NOTE 7.  INCOME TAX MATTERS

Income taxes included on the consolidated statements of income consist of the following:


YEARS ENDED JUNE 30,                                    1998             1997
-------------------------------------------------------------------------------
Current tax expense (benefit):
  Federal                                             $     --         $     --
  State                                                  3,125           15,000
Deferred tax expense (benefit):
  Federal                                                   --           (8,397)
  State                                                     --           (1,617)
-------------------------------------------------------------------------------
                    TOTAL INCOME TAXES                $  3,125         $  4,986
===============================================================================

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------


NOTE 7.  INCOME TAX MATTERS

The net deferred tax liability included in the consolidated balance sheets consist of the following:


JUNE 30,                                                    1998              1997
-----------------------------------------------------------------------------------
Deferred tax assets:
  Basis differences                                      $ 339,014        $ 391,778
  Net operating loss carryforwards                         531,257          296,755
  Valuation allowance                                     (662,517)        (370,794)
                                                         ---------        ---------

      Deferred tax assets                                  207,754          317,739
                                                         ---------        ---------

Deferred tax liabilities:
   Basis differences                                      (141,774)        (159,827)
   Difference in lease accounting for tax purposes
     and financial statement purposes                      (65,980)        (157,912)
                                                         ---------        ---------

      Deferred tax liabilities                            (207,754)        (317,739)
-----------------------------------------------------------------------------------

                    NET DEFERRED TAX LIABILITY           $      --        $      --
===================================================================================


For tax purposes, the Company has approximately $1,400,000 of federal and state net operating loss carryforwards, which expire in the years 2001 through 2012. Since it is more likely than not the net operating loss carryforwards will expire unused, a valuation allowance of $662,517 has been recorded against the deferred tax asset.


--------------------------------------------------------------------------------

NOTE 8.  RENTAL COMMITMENT

The Company and its subsidiary lease several office-warehousing facilities from unrelated parties. In addition to base rent, the agreements provide for monthly payments of pro rata shares of real estate taxes and operating expenses. Rent expense related to these leases is to $586,827 for 1998 and $465,724 for 1997.

                                  KENNSCO, INC.
                                 AND SUBSIDIARY

                   Notes To Consolidated Financial Statements

--------------------------------------------------------------------------------



NOTE 8.  (CONTINUED)


The following is a schedule by year of minimum future rental commitments on these leases as of June 30, 1998:


YEARS ENDING JUNE 30,
--------------------------------------------------
         1999                             $378,320
         2000                              155,479
         2001                               30,884
--------------------------------------------------
         TOTAL RENTAL COMMITMENTS         $564,683
==================================================


NOTE 9.  RELATED PARTY LEASE

The Company leases an office-warehouse facility from the stockholder under a lease that expires on November 30, 2006. In addition to monthly lease payments of $20,500, the Company is responsible for all real estate taxes, utilities and maintenance costs. The Company has guaranteed the debt incurred by the stockholder to finance the cost of the facility. Rent expense, net of sublease rental income, related to this lease amounted to $218,300 for 1998 and $208,008 for 1997.


NOTE 10. SUBSEQUENT EVENT

On March 22, 1999 the Company executed and closed on a sale agreement whereby the Company sold all of its assets to a third party for $1,000,000. In addition, the third party assumed all of the Company's liabilities. The Company received $750,000 cash at closing and a note in the amount of $250,000. The note will be converted into shares of stock issued by the acquiring company within six months of the date of closing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by the registrant, will be substantially as follows:

                            ITEM                                AMOUNT
                            ----                              -----------
SEC registration fee........................................  $  4,836.03
Accounting fees and expenses*...............................  $ 35,000.00
Legal fees and expenses*....................................  $ 50,000.00
Blue Sky fees and expenses..................................  $ 10,000.00
Printing and engraving expenses*............................  $ 20,000.00
Transfer Agent and Registrar fees and expenses*.............  $  2,500.00
Miscellaneous fees and expenses*............................  $  2,663.97
                                                              -----------
          Total.............................................  $125,000.00
                                                              ===========

-------------------------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. The Company's by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In March 1998, the Wareforce Incorporated issued in aggregate $6.0 million of 12% subordinated, convertible debentures, maturing one year from the date of issuance with an option to renew for an additional year. This placement was issued under Regulation D of the Securities Act of 1933 to a group of accredited foreign investors. Wareforce Incorporated paid approximately $900,000 to a third party in connection with raising these funds. During June 1998, the $6.0 million was converted into equity in exchange for 2.0 million shares of Wareforce Incorporated common stock. The proceeds of the debentures were used for the acquisition of CY, a loan to Mr. Rechtman to acquire the shares of Wareforce then-held by Ms. Gabriel, and general working capital purposes.

     In February 1999, we issued 600,000 restricted shares of our common stock in a private placement for $2.4 million. (These funds were part of a $4 million private placement. In consultation with the placement agent, our management decided to suspend the placement at $2.4 million until market conditions were more favorable for continuing the placement.) This placement was issued under Regulation D of the Securities Act of 1933 to a group of accredited foreign investors. We paid approximately $200,000 to a third party in connection with raising these funds. The proceeds from this placement were used by us primarily to complete our asset purchase of Kennsco, funding start-up costs for and general working capital purposes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
 2.1     Agreement and Plan of Reorganization between Jolley Vending,
         Inc. and Wareforce Incorporated, dated as of July   , 1998
 3.1     Amended and Restated Certificate of Incorporation of the
         Company
 3.2     Bylaws of the Company
 4.1     Form of the Company's Common Stock Certificate
 4.2     Warrant Agreement by and between Wareforce.com, Inc. and
         Interwest Transfer Co., Inc. as Transfer Agent, dated as of
                   , 1999 with Form of Warrant as Exhibits A and B
 5.1     Opinion of Thomas G. Kimble and Associates
10.1     Promissory Note with Orie Rechtman as Maker and Wareforce
         Incorporated as Payee, dated May 23, 1997
10.2     Promissory Note with Orie Rechtman as Maker and Wareforce,
         Inc, as Payee, dated February 18, 1998
10.3     Lease Agreement by and between Kenneth Searl, as Landlord, and Wareforce Incorporated, as Tenant, dated March 22, 1999
10.4     Channel Agreement by and between Wareforce, Inc. and Microsoft
         Corporation, dated as of May 19, 1998, including Large Account
         Reseller Addendum
10.5     Agreement by and between Wareforce Incorporated and the Los
         Angeles County, California, dated as of September 1, 1997
10.6     Amended Agreement by and between the Company and the State of Florida, dated as of April 1, 1997
10.7     Loan and Security Agreement by and between Congress
         Financial Corporation (Western) as Lender and Wareforce
         Incorporated as Borrower, dated August 27, 1998
10.8     Loan and Security Agreement by and between Congress
         Financial Corporation (Western) as Lender and C.Y.
         Investment Inc. as Borrower, dated August 27, 1998

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
10.9     First Amendment to Loan and Security Agreement by and
         Between Congress Financial Corporation (Western) and
         Wareforce Incorporated, dated March 22, 1999
10.10    Stock Purchase Agreement and Escrow Instructions between by and between Christopher Chu and Alina Chu Family Trust,
         Vivien Mak, Richard Fu and Luisa Fu and the Company, dated
         August 28, 1998
10.11    Employment Agreement between Wareforce Incorporated and Orie
         Rechtman
10.12    Employment Agreement and Amendment No. 1 between Wareforce
         Incorporated and Don Hughes
10.13    Employment Agreement and Amendment No. 1 between Wareforce
         Incorporated and Dan Ricketts
10.14    Employment Agreement between Wareforce Incorporated and
         Darrell Tate
10.15    Employment Agreement between Wareforce Incorporated and Richard Fu
10.16    Employment Agreement between Wareforce Incorporated and
         Marcia Mazria
10.17    Employment Agreement between the Company, Wareforce
         Incorporated and Kenneth Searl
10.18    Wareforce.com, Inc. 1998 Stock Option/Stock Issuance Plan
10.19    uMember.com, Inc. 1999 Stock Option/Stock Issuance Plan
15.1*    Letter of Arthur Anderson LLP Acknowledging Use of Unaudited
         Interim Financial Statements
16.1*    Letter of Ernst & Young LLP Regarding Change in Certifying
         Accountant
21.1     Subsidiaries
23.1*    Consent of Arthur Andersen LLP
23.2*    Consent of Ernst & Young LLP
23.3*    Consent of Boyum & Barenscheer LLP
23.4     Consent of Thomas G. Kimble and Associates (included in
         Exhibit 5.1)

-------------------------
* to be filed by amendment.

(b) Financial Statement Schedules. The financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) Include any additional or changed material information on the plan of distribution; and

             (iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of El Segundo, State of California, on July 6, 1999.

                                          WAREFORCE.COM, INC.

                                          By:       /s/ ORIE RECHTMAN
                                             -----------------------------------
                                                   Orie Rechtman, Chairman
                                                  (Chief Executive Officer)

                                          By:         /s/ DON HUGHES
                                             -----------------------------------
                                             Don Hughes, Chief Financial Officer
                                                  (Chief Financial Officer)

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas G. Kimble or Van L. Butler, the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                               DATE
                     ---------                               ----
                 /s/ ORIE RECHTMAN                       July 6, 1999
---------------------------------------------------
              Orie Rechtman, Director

                  /s/ DON HUGHES                         July 6, 1999
---------------------------------------------------
               Don Hughes, Director

                 /s/ DAN RICKETTS                        July 6, 1999
---------------------------------------------------
          Dan J. Ricketts, Esq., Director